Exhibit 4.i

Published CUSIP Numbers: 61944LAS3(deal); 61944LAT1(revolver)

Florida documentary stamp tax required by law in the amount of $2,450.00 has been paid or will be paid directly to the Department of Revenue. Certificate of Registration No. 26-8000694050-8.
CREDIT AGREEMENT
Dated as of August 19, 2021
among
THE MOSAIC COMPANY,
as the Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent,
The Lenders (including the Swing Line Lender) and L/C Issuers Party Hereto,
WELLS FARGO BANK, NATIONAL ASSOCIATION and
COBANK, ACB,
as Co-Syndication Agents

U.S. BANK NATIONAL ASSOCIATION,
BANK OF MONTREAL,
BNP PARIBAS,
JPMORGAN CHASE BANK, N.A.,
MUFG BANK, LTD.,
PNC BANK, NATIONAL ASSOCIATION,
THE BANK OF NOVA SCOTIA and
CITIBANK, N.A.,
as Co-Documentation Agents

BOFA SECURITIES, INC.,
WELLS FARGO SECURITIES, LLC,
COBANK, ACB,
U.S. BANK NATIONAL ASSOCIATION,
BMO CAPITAL MARKETS CORP.,
BNP PARIBAS SECURITIES CORP,
JPMORGAN CHASE BANK, N.A.
MUFG BANK, LTD,
PNC CAPITAL MARKETS LLC,
THE BANK OF NOVA SCOTIA and
CITIBANK, N.A.,
as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS
Section    Page
i

SCHEDULES
1.01    Existing Letters of Credit
2.01A    Commitments and Applicable Percentages
2.01B     Swing Line Commitments
2.01C     Letter of Credit Commitments
5.01    Subsidiaries
7.01    Certain Existing Indebtedness
7.02A    Certain Existing Liens
7.02C    Agreements with Restrictions on Subsidiaries
10.02    Administrative Agent’s Office; Certain Addresses for Notices
10.06     Voting Participants as of the Closing Date

EXHIBITS
A    Loan Notice
B    Swing Line Loan Notice
C    Form of Note
D    Compliance Certificate
E-1    Assignment and Assumption
E-2    Administrative Questionnaire
F    Form of Letter of Credit Report
G-1    Form of U.S. Tax Compliance Certificate – Foreign Lenders (Not Partnerships)
G-2    Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Not Partnerships)
G-3    Form of U.S. Tax Compliance Certificate – Non-U.S. Participants (Partnerships)
G-4    Form of U.S. Tax Compliance Certificate – Foreign Lenders (Partnerships)
H    Form of Notice of Loan Prepayment
I    Form of Voting Participant Notification

CREDIT AGREEMENT
This CREDIT AGREEMENT (“Agreement”) is entered into as of August 19, 2021, among THE MOSAIC COMPANY, a Delaware corporation (the “Borrower”), each lender from time to time party hereto (collectively, the “Lenders”, and individually, a “Lender”), BANK OF AMERICA, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party hereto.
The Borrower has requested that the Lenders provide a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.
In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:
ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01.Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Account” means, collectively, (a) an “account” as such term is defined in the UCC as in effect from time to time in the State of New York or under other relevant law, and (b) any rights of the Borrower or any of its subsidiaries to payment for goods sold or leased or services performed, including all such rights evidenced by an account, note, contract, security agreement, chattel paper, or other evidence of indebtedness or security.
“Act” has the meaning specified in Section 10.18.
“Additional Commitment Lender” has the meaning specified in Section 2.14(d).
“Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit E-2 or any other form approved by the Administrative Agent.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” as applied to any Person, means any other Person directly or indirectly Controlling, Controlled by or under common Control with, that Person.
“Agent Parties” has the meaning specified in Section 10.02(c).

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. As of the Closing Date, the Aggregate Revolving Commitments are $2,500,000,000.
“Agreement” means this Credit Agreement.
“Agreement Currency” has the meaning specified in Section 10.21.
“Alternative L/C Currency” means (a) Canadian Dollars, (b) Euros, (c) British Pound Sterling, (d) Chinese Yuan Renminbi, (e) Brazilian Reals, (f) Indian Rupees, (g) Peruvian Nuevo Soles and (h) with respect to a specific Letter of Credit, such other currency that is approved by the applicable L/C Issuer in accordance with Section 1.08.
“Alternative L/C Currency Sublimit” means the lesser of (a) $50,000,000 and (b) the Letter of Credit Sublimit.
“Anniversary Date” has the meaning specified in Section 2.14(a).
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.
“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Law” means, as to any Person, all applicable Laws binding upon such Person or to which such a Person is subject.
“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, subject to adjustment as provided in Section 2.17. If the commitment of each Lender to make Revolving Loans and the obligation of the L/C Issuer to make L/C Credit Extensions have been terminated pursuant to Section 8.02 or if the Aggregate Revolving Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments and to any Lender’s status as a Defaulting Lender at the time of determination. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating as set forth below:

Applicable Rate
Pricing Level	Debt Ratings S&P/Moody’s	Commitment Fee	Eurodollar Rate + Letters of Credit	Base Rate
1	BBB+/Baa1 or better	0.125%	1.000%	0.000%
2	BBB/Baa2	0.150%	1.125%	0.125%
3	BBB-/Baa3	0.175%	1.250%	0.250%
4	BB+/Ba1	0.250%	1.500%	0.500%
5	BB/Ba2 or worse	0.300%	2.000%	1.000%

Initially, the Applicable Rate shall be determined based upon the Debt Rating specified in the certificate delivered pursuant to Section 4.01(a)(vii). Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means BAS, Wells Fargo Securities LLC, CoBank, ACB, U.S. Bank National Association, BMO Capital Markets Corp., BNP Paribas Securities Corp, JPMorgan Chase Bank, N.A., MUFG Bank, LTD, PNC Capital Markets LLC, The Bank of Nova Scotia and Citibank, N.A., each in its capacity as a joint lead arranger and joint bookrunner.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.06(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit E-1 or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Auto-Extension Letter of Credit” has the meaning specified in Section 2.03(b).
“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Revolving Commitments pursuant to Section 2.06, and (c) the date of termination of the commitment of each Lender to make Loans and of the obligation of the L/C Issuer to make L/C Credit Extensions pursuant to Section 8.02.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank of America” means Bank of America, N.A. and its successors.
“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.
“BAS” means BofA Securities, Inc.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the Eurodollar Rate plus 1.00%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Base Rate Revolving Loan” means a Revolving Loan that is a Base Rate Loan.
“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means:
(1)    for purposes of Section 3.03(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:

(a)    the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or
(b)    the sum of: (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points)
provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent determines that Term SOFR has become available and is administratively feasible for the Administrative Agent in its sole discretion, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and
(2)    for purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body, for Dollar-denominated syndicated credit facilities at such time;
provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0%, the Benchmark Replacement will be deemed to be 0% for the purposes of this Agreement and the other Loan Documents.
Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R.  § 1010.230.
“Benefit Plan” means any of (a) an Employee Benefit Plan, (b) a “plan” as defined in and subject to Section 4975 of the Code, or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“BHC Act Affiliate” has the meaning specified in Section 10.23(b).
“Borrower” has the meaning specified in the introductory paragraph hereto.
“Borrower Materials” has the meaning specified in Section 6.01.
“Borrowing” means a Committed Borrowing or a Swing Line Borrowing, as the context may require.
“Brazil Assets” means assets located in Brazil or the Equity Interests of any subsidiary organized under the Laws of Brazil, so long as such assets or Equity Interests are either (a) owned by the Borrower or any subsidiary thereof as of the Closing Date, or (b) acquired by the Borrower or any subsidiary thereof after the Closing Date in the ordinary course of business.
“Brazilian Reals” means the lawful currency of Brazil.
“Brazil Landco” means an entity organized under the Laws of Brazil to facilitate the operation and use by the Borrower or any of its subsidiaries of certain rural lands in Brazil in accordance with applicable Brazilian Law.
“Brazil Structured Payables” means those amounts, recorded as current liabilities, resulting from financing arrangements for the Borrower’s or its subsidiaries’ purchase of certain potash-based fertilizer and other raw material product purchases in Brazil, whereby a third-party intermediary advances the amounts of scheduled payments to the Borrower’s or its subsidiaries’ vendors, less an appropriate discount, at a scheduled payment date, and the Borrower or one of its subsidiaries makes payment to the third-party intermediary at a later date, as stipulated in accordance with commercial terms negotiated.
“Brazil Transaction” means any Transfer, dividend, distribution, or spin-off of assets comprised of Brazil Assets, interests therein, or investments in any Brazil Transaction Subsidiary, including through a merger or consolidation of a Brazil Transaction Subsidiary to or with any Person.
“Brazil Transaction Subsidiary” means any Person (a) which is, or, but for the Borrower’s designation pursuant to clause (e) of the definition of “Subsidiary”, would be, a Subsidiary of the

Borrower or (b) in which the Borrower or any Subsidiary of the Borrower has, or after a Brazil Transaction will have, any investment, in either case arising out of a Brazil Transaction.
“British Pounds Sterling” means the lawful currency of the United Kingdom of Great Britain and Northern Ireland.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.
“Canadian Dollars” means the lawful currency of Canada.
“Canpotex” means Canpotex Limited, a private Canadian corporation.
“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.
“Cargill” means Cargill, Incorporated, a Delaware corporation.
“Cargill Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, which is or was maintained or contributed to by Cargill or any of its Subsidiaries (other than any Borrower or any of its Subsidiaries).
“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the L/C Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Administrative Agent and the applicable L/C Issuer shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the applicable L/C Issuer. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith or in the implementation thereof and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means any of the following:
(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 30% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);
(b)during any period of 12 consecutive months, a majority of the members of the board of directors of the Borrower ceases to be composed of (1) individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of the board of directors or (iii) whose election or nomination to the board of directors was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of the board of directors or (2) any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors; or
(c)there shall have occurred under any indenture, credit agreement or other instrument evidencing Indebtedness (other than Swap Contracts and surety bonds and similar instruments) in an aggregate principal amount of $100,000,000 or more any “change of control” or similar provision (as set forth in the indenture, credit agreement or other evidence of such Indebtedness) obligating the Borrower to repurchase, redeem or repay all or any substantial portion of the Indebtedness provided for therein.
“Chinese Yuan Renminbi” means the lawful currency of the People’s Republic of China.
“Closing Date” means August 19, 2021.
"CoBank Equities" has the meaning specified in Section 7.02(a)(v).

“Code” means the Internal Revenue Code of 1986.
“Collateral Account” has the meaning specified in Section 2.03(o).
“Commitment” means, as to each Lender, its Revolving Commitment.

“Committed Borrowing” means a borrowing consisting of simultaneous Committed Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.
“Committed Loan” means a Revolving Loan or an Incremental Term Loan.
“Communication” means this Agreement, any Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to any Loan Document.
“Compliance Certificate” means a certificate substantially in the form of Exhibit D.
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consolidated Capitalization” means, at any date of determination, the sum of (a) Consolidated Net Worth as at such date plus (b) Consolidated Indebtedness as at such date.
“Consolidated EBITDA” means, as applied to any Person, for any period, (a) Consolidated Net Income, plus (b) the sum, to the extent deducted in determining Consolidated Net Income, of the amounts for such period of (i) Consolidated Interest Expense, (ii) provisions for taxes based on income, (iii) total depreciation expense, (iv) total depletion expense, (v) total amortization expense, (vi) any foreign currency transaction losses, (vii) the cumulative non-cash effect of changes in accounting standards, (viii) other non-cash losses, adjustments or charges, (ix) non-recurring expenses and charges (including with respect to restructuring and discontinued operations), (x) charges resulting from the write-downs and write-offs of assets (other than resulting from foreign currency translations) and (xi) all fees, expenses and charges incurred in connection with, or arising as a result of, any proposed or actual acquisitions, investments, asset sales outside of the ordinary course of business or other divestitures outside of the ordinary course of business, in each case, not prohibited hereby, less (c) the sum, to the extent included in determining Consolidated Net Income, of the amounts for such period of (i) any foreign currency transaction gains and (ii) any other non-cash gains, all of the foregoing as determined on a consolidated basis for such Person and its subsidiaries in conformity with GAAP.
“Consolidated Indebtedness” means the difference of (a) all Indebtedness of the Borrower and its subsidiaries (other than any Brazil Structured Payables) determined on a consolidated basis in accordance with GAAP minus (b) all unrestricted cash and cash equivalents of the Borrower and its subsidiaries.
“Consolidated Interest Expense” means, as applied to any Person, for any period, total interest expense of such Person and its subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of such Person and its subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, and amounts referred to in Section 2.09 payable to the Administrative Agent and the Lenders that are considered interest expense in accordance with GAAP, excluding, however, any mark-to-market adjustments included in interest expense resulting from interest rate swaps, pre-issuance hedges, or similar derivative instruments for which hedge accounting is not achieved.
“Consolidated Net Income” means, as applied to any Person, for any period, the net income (or loss) of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the equity in net earnings or loss of non-consolidated companies, except to the extent of the amount of dividends or other distributions actually paid in cash to such Person or any of its subsidiaries by such non-consolidated companies during such period (provided, that such dividends or other distributions shall be treated as Consolidated Net Income when paid in cash), (b) the income (or loss) of any other Person accrued prior to the date it becomes a subsidiary of such Person or is merged into or consolidated with such Person or any of its subsidiaries or that other Person’s assets are acquired by such Person or any of its subsidiaries and (c) the income of any subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by that subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that subsidiary, provided that, such dividends or similar distributions (including any distributions from Joint Ventures) shall be treated as Consolidated Net Income when paid.
“Consolidated Net Worth” means, at any date of determination, the amount of consolidated common and preferred shareholders’ equity of the Borrower and its subsidiaries, determined as at such date in accordance with GAAP; for the avoidance of doubt, Consolidated Net Worth includes the effects of non-controlling interests held by other Persons in the subsidiaries of the Borrower.
“Consolidated Total Assets” means, as applied to any Person, as of any date of determination, the aggregate stated balance sheet amount of all assets of such Person and its subsidiaries, determined on a consolidated basis.
“Contingent Obligation”, as applied to any Person, means any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof.
“Contractual Obligation”, as applied to any Person, means any provision of any Securities issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
“Control”, as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. “Controlling”, “controlled by” and “under common control with” have correlative meanings.
“Covered Entity” has the meaning specified in Section 10.23(b).
“Covered Party” has the meaning specified in Section 10.20(a).
“Credit Extension” means each of the following: (a) a Borrowing and (b) an L/C Credit Extension.
“Credit Party” has the meaning specified in Section 9.11.
“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Rating” means, as of any date of determination, the rating as determined by either S&P or Moody’s (collectively, the “Debt Ratings”) of the Borrower’s non-credit-enhanced, senior unsecured long-term debt; provided that (a) if the respective Debt Ratings issued by the foregoing rating agencies differ by one level, then the Pricing Level for the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level 1 being the highest and the Debt Rating for Pricing Level 5 being the lowest); (b) if there is a split in Debt Ratings of more than one level, then the Pricing Level that is one level lower than the Pricing Level of the higher Debt Rating shall apply; (c) if the Borrower has only one Debt Rating, the Pricing Level that is one level lower than that of such Debt Rating shall apply; and (d) if the Borrower does not have any Debt Rating, Pricing Level 5 shall apply.
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means (a) when used with respect to Obligations other than Letter of Credit Fees, an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum, and (b) when used with respect to Letter of Credit Fees, a rate equal to the Applicable Rate plus 2% per annum.
“Default Right” has the meaning specified in Section 10.23(b).
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the L/C Issuer, the Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Loans) within two Business Days of the date when due, (b) has notified the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower, the L/C Issuer, the Swing Line Lender and each other Lender promptly following such determination.
“Disqualified Capital Stock” means any Equity Interests of any Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof, in whole or in part, or (c) requires or mandates payments or distributions in cash, in each case on or prior to the then-latest Maturity Date. The term “Disqualified Capital Stock” shall also include any options, warrants or other rights that are convertible into any Disqualified Capital Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the then-latest Maturity Date.
“Dollar” and “$” mean lawful money of the United States.
“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative L/C Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative L/C Currency last provided (either by publication or otherwise provided to the Administrative Agent or the L/C Issuer, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2) Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent or the L/C Issuer, as applicable, using any method of determination it deems appropriate in its sole discretion. Any determination by the Administrative Agent or the L/C Issuer pursuant to clauses (b) or (c) above shall be conclusive absent manifest error.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth (6th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising the Required Lenders.

“Early Opt-in Election” means the occurrence of:
(a)a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that Dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.03(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and
(b)the joint election by the Administrative Agent and the Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” has the meaning specified in Section 10.17.
“Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).
“Employee Benefit Plan” means any “employee benefit plan”, as defined in Section 3(3) of ERISA, which is or was maintained or contributed to by the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates.
“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of any Governmental Authority relating to (a) environmental matters, including those relating to any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials or (c) occupational safety and health, industrial hygiene or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrower or any of its Subsidiaries or any of their respective properties.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate”, as applied to any Person, means (a) any corporation that is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) that is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of a Person or any of its subsidiaries shall continue to be considered an ERISA Affiliate of such Person or such subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of such Person or such subsidiary and with respect to liabilities arising after such period for which such Person or such subsidiary could be liable under the Code or ERISA. Notwithstanding the foregoing, neither Cargill nor any of its subsidiaries shall be deemed to be an ERISA Affiliate of the Borrower.
“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(c) of the Code) or the failure to make by its due date a required installment under Section 430 of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates pursuant to Section

4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there would be any liability therefor, or the receipt by the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is insolvent pursuant to Section 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the assertion of a claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (i) receipt from the IRS of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code where such failure would reasonably be expected to result in a Material Adverse Effect; or (j) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to ERISA with respect to any Pension Plan. With respect to a Multiemployer Plan or a Pension Plan not maintained or contributed to by the Borrower or any subsidiary of the Borrower, an event described above shall not be an ERISA Event unless it is reasonably likely to result in material liability to the Borrower and its subsidiaries.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Euro” means the single currency unit of the Participating Member States.
“Eurodollar Rate” means:
(a)for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars for a period equal in length to such Interest Period) (“LIBOR”) as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period;
(b)for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to LIBOR, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; and
(c)if the Eurodollar Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.
“Eurodollar Rate Loan” means a Committed Loan that bears interest at a rate based on clause (a) of the definition of “Eurodollar Rate.”
“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii), (a)(iii) or (c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Existing Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of November 18, 2016 among the Borrower, Wells Fargo Bank, National Association, as agent, and a syndicate of lenders.
“Existing Letters of Credit” means those letters of credit set forth on Schedule 1.01.
“Existing Maturity Date” has the meaning specified in Section 2.14(a).
“Extending Lender” has the meaning specified in Section 2.14(e).
“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971.
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities entered into in connection with the implementation of the foregoing.
“FCA” has the meaning specified in Section 3.03(c)(i).
“Federal Funds Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement, dated July 7, 2021, among the Borrower, the Administrative Agent and BAS.
“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
“Fiscal Year” means the fiscal year of the Borrower ending on December 31 of each calendar year, subject to Section 7.04. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends.
“Florida Land” means real property and/or interests in real property that is within the state of Florida and either (a) owned by the Borrower or any subsidiary thereof as of the Closing Date, (b) acquired by the Borrower or any subsidiary thereof after the Closing Date in the ordinary course of business or (c) acquired by the Borrower or any subsidiary thereof after the Closing Date and having a net book value not in excess of $150,000,000 for all such acquisitions pursuant to this clause (c).
“Florida Land Subsidiary” means any Person (a) which is, or, but for the Borrower’s designation pursuant to clause (e) of the definition of “Subsidiary”, would be, a Subsidiary of the Borrower, or (b) in which the Borrower or any Subsidiary of the Borrower has, or after a Florida Land Transaction will have, any investment, in either case which meets or will meet both of the following tests: (i) at least 95% of the net book value and fair market value of the assets contributed or Transferred by the Borrower or any Subsidiary of the Borrower are or will be (A) Florida Land or (B) direct or indirect investments in any Person at least 95% of the net book value and fair market value of the assets contributed or Transferred by the Borrower or any Subsidiary of the Borrower of which are or will be Florida Land, and (ii) such Person is or will be primarily engaged in (A) direct or indirect ownership, development of Florida Land or operation of property or assets developed from Florida Land or (B) direct or indirect ownership of any Person referred to in clause (i)(B) of this definition.
“Florida Land Transaction” means any Transfer, dividend, distribution, or spin-off of assets comprised of Florida Land, interests therein, or investments in any Florida Land Subsidiary, including through a merger or consolidation of a Florida Land Subsidiary to or with any Person following which the ability of the Borrower and its Subsidiaries, taken as a whole, to mine the Phosphate Rock Reserves pertaining to such Florida Land or Florida Land Subsidiary in the ordinary course of business in accordance with the mining plans of the Borrower and its Subsidiaries has not, as a result of such transaction (a) been materially diminished or (b) materially increased in cost.
“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“Foreign Subsidiary” means any Subsidiary of the Borrower that is not organized or incorporated under the laws of the United States, any state thereof or the District of Columbia.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuer, such Defaulting Lender’s Applicable Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Applicable Percentage of Swing Line Loans other than Swing

Line Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.
“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.03, generally accepted accounting standards recognized by the Financial Accounting Standards Board, as well as applicable rules, regulations, and interpretive releases of the SEC and its staff interpretations, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case as the same are applicable to the circumstances as of the date of determination.
“Governing Body” means the board of directors, board of governors, managing director or directors, or other body or Person in a similar capacity having the power to direct or cause the direction of the management and policies of a Person that is a corporation, partnership, trust or limited liability company.
“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Authorization” means any permit, license, registration, authorization, plan, directive, accreditation, consent, order or consent decree of or from, or notice to, any Governmental Authority.
“Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, “acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any facility of the Borrower or any of its Subsidiaries or to the indoor or outdoor environment.
“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.
“IBA” has the meaning specified in Section 3.03(c)(i).
“Impacted Loans” has the meaning specified in Section 3.03(a).
“Incremental Facility Amendment” has the meaning specified in Section 2.15(b).
“Incremental Facility Loans” has the meaning specified in Section 2.15.
“Incremental Request” has the meaning specified in Section 2.15.
“Incremental Revolving Commitments” has the meaning specified in Section 2.15.
“Incremental Revolving Loans” has the meaning specified in Section 2.15.
“Incremental Term Loans” has the meaning specified in Section 2.15.
“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as debt or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent obligations of such Person arising under standby letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments, but excluding commercial or trade letters of credit; (c) the Swap Termination Value under all Swap Contracts to which such Person is a party; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than accrued salaries, vacation, other employee benefits and other items incurred in the ordinary course of business); (e) all debt (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including debt arising under conditional sales or other title retention agreements but excluding operating leases, including those arising in sale and leaseback transactions), whether or not such debt shall have been assumed by such Person or is limited in recourse (provided, that in the event such Person has not assumed or become liable for payment of such debt, only the lesser of the amount of such debt and the fair market value of such property shall constitute Indebtedness); (f) all Off-Balance Sheet Liabilities of such Person; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make a payment in respect of Disqualified Capital Stock valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all Contingent Obligations of such Person in respect of any of the foregoing. Notwithstanding any terms of this definition to the contrary, the term “Indebtedness” shall not include any accounts payable incurred or arising in the ordinary course of business. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company, limited liability corporation or other similar entity organized under the laws of any jurisdiction and having similar attributes) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.
“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).
“Information” has the meaning specified in Section 10.07.
“Intellectual Property” means all patents, trademarks, tradenames, copyrights, technology, software, know-how and processes used in or necessary for the conduct of the business of the Borrower and its Subsidiaries.
“Interest Coverage Ratio” means as of any date of determination, the ratio of (a) the Borrower’s Consolidated EBITDA for the period of four (4) consecutive Fiscal Quarters ending on such date, to (b) the Borrower’s Total Interest for the period of four (4) consecutive Fiscal Quarters ending on such date.
“Interest Payment Date” means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan (including a Swing Line Loan), the last Business Day of each March, June, September and December and the Maturity Date.
“Interest Period” means as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, three or six months thereafter (in each case, subject to availability), as selected by the Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower and consented to by all the Lenders; provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(iii)no Interest Period shall extend beyond the Maturity Date.
“Investment” means (a) any direct or indirect purchase or other acquisition by the Borrower or any of its Subsidiaries of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary of the Borrower), (b) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of the Borrower from any Person other than the Borrower or any of its Subsidiaries, of any equity Securities of such Subsidiary, (c) any direct or indirect loan, advance or capital contribution by the Borrower or any of its Subsidiaries to any other Person, including all indebtedness from that other Person that is not a current asset or did not arise from transactions with that other Person in the ordinary course of business, or (d) any transaction governed by a Swap Contract, excluding in each case (i) advances and deposits (including deposit accounts and any deposits therein) arising in the ordinary course of business, including for cash management purposes consistent with past practices and (ii) accounts receivable incurred or arising in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment (other than adjustments for the repayment of, or the refund of capital with respect to, the original or any additional principal amount of any such Investment).
“IRS” means the United States Internal Revenue Service.
“ISP” means the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.
“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form. For purposes of the Loan Documents, the term Joint Venture shall not include Canpotex.
“Judgment Currency” has the meaning specified in Section 10.21.
“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“L/C Advance” means, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Applicable Percentage.
“L/C Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Committed Borrowing.
“L/C Commitment” means, with respect to the L/C Issuer, the commitment of the L/C Issuer to issue Letters of Credit hereunder. The initial amount of the L/C Issuer’s Letter of Credit Commitment is set forth on Schedule 2.01C, or if an L/C Issuer has entered into an Assignment and Assumption or has otherwise assumed a Letter of Credit Commitment after the Closing Date, the amount set forth for such L/C Issuer as its Letter of Credit Commitment in the Register maintained by the Administrative Agent. The Letter of Credit Commitment of the L/C Issuer may be modified from time to time by agreement between the L/C Issuer and the Borrower, and notified to the Administrative Agent.
“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
“L/C Disbursement” means a payment made by the L/C Issuer pursuant to a Letter of Credit.
“L/C Issuer” means each of Bank of America and Wells Fargo Bank, National Association, in its capacity as issuer of Letters of Credit hereunder, and each other Lender (if any) as the Borrower may from time to time select as an L/C Issuer hereunder pursuant to Section 2.03; provided that such Lender has agreed to be an L/C Issuer. The L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “L/C Issuer” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant L/C Issuer with respect thereto.
“L/C Obligations” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, including any automatic or scheduled increases provided for by the terms of such Letters of Credit, determined without regard to whether any conditions to drawing could be met at that time, plus (b) the aggregate amount of all Unreimbursed Amounts, including all L/C Borrowings. The L/C Obligations of any Lender at any time shall be its Applicable Percentage of the total L/C Obligations at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the UCP or Rule 3.13 or Rule 3.14 of the ISP or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrower and each Lender shall remain in full force and effect until the L/C Issuer and the Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.
“Lender” has the meaning specified in the introductory paragraph hereto and, unless the context requires otherwise, includes the Swing Line Lender.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent, which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.
“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder and shall include the Existing Letters of Credit. A Letter of Credit may be a commercial letter of credit or a standby letter of credit. Letters of Credit may be denominated in Dollars or, subject to agreement with the L/C Issuer, in an Alternative L/C Currency.
“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the L/C Issuer.
“Letter of Credit Fee” has the meaning specified in Section 2.03(j).
“Letter of Credit Report” means a certificate substantially the form of Exhibit F or any other form approved by the Administrative Agent.
“Letter of Credit Sublimit” means an amount equal to $150,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.
“LIBOR” has the meaning specified in the definition of Eurodollar Rate.
“Lien” means any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing.

“Loan” means an extension of credit by a Lender to the Borrower under Article II in the form of a Committed Loan or a Swing Line Loan.
“Loan Documents” means this Agreement, including schedules and exhibits hereto, each Note, each Issuer Document, any agreement creating or perfecting rights in Cash Collateral pursuant to the provisions of Section 2.16 of this Agreement, and any amendments, modifications or supplements hereto (including pursuant to Section 2.15) or to any other Loan Document or waivers hereof or to any other Loan Document.
“Loan Notice” means a notice of (a) a Committed Borrowing, (b) a conversion of Committed Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.
“Margin Stock” has the meaning assigned to that term in Regulation U of the FRB as in effect from time to time.
“Material Adverse Effect” means a material adverse effect upon:
(a)the business, operations, assets or financial condition of the Borrower and its subsidiaries taken as a whole, except for matters arising prior to the Closing Date solely from general factors relating to the industries in which the Borrower and its subsidiaries are principally engaged and general economic factors relating to the markets in which the Borrower and its subsidiaries are principally engaged in business, which matters, in any such event, do not have a disproportionate impact on the Borrower or any of its subsidiaries;
(b)the Borrower’s ability to perform its obligations under the Loan Documents; or
(c)the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.
“Material Subsidiary” means a U.S. or Canadian Subsidiary of the Borrower (including any newly formed or newly acquired subsidiary) which (a) is an operating company and owns property, plant and equipment with an unconsolidated book value in excess of $500,000,000 (determined as of the most recent fiscal quarter end next preceding the date of determination for which financial statements have been delivered pursuant to Section 6.01(b) or 6.01(c) (the “Reference Date”)) or (b) receives after the Closing Date a transfer from the Borrower or a Material Subsidiary of property, plant and equipment with an unconsolidated book value (determined as of the Reference Date) in excess of $100,000,000.
“Maturity Date” means the later of (a) August 19, 2026 and (b) if maturity is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 105% of the Fronting Exposure of the L/C Issuer with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the L/C Issuer in their sole discretion.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Mosaic Indenture” means the Indenture dated as of October 24, 2011 between the Borrower and U.S. Bank National Association, as trustee.
“Multiemployer Plan” means any Employee Benefit Plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA.
“MWSPC Project” means the investment of the Borrower and its Subsidiaries in the Ma’aden Wa’ad Al Shamal Phosphate Company, a joint venture with Saudi Arabian Mining Company and Saudi Basic Industries Corporation to develop, own and operate integrated phosphate production facilities in the Kingdom of Saudi Arabia, in which a Subsidiary of the Borrower has a 25% equity interest as of the Closing Date.
“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 10.01 and (b) has been approved by the Required Lenders.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extending Lender” has the meaning specified in Section 2.14(b).
“Non-Extension Notice Date” has the meaning specified in Section 2.03(b).
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit C.
“Notice Date” has the meaning specified in Section 2.14(b).
“Notice of Loan Prepayment” means a notice of prepayment with respect to a Loan, which shall be substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, of the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against of the Borrower or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the foregoing, the Obligations include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, indemnities and other amounts payable by of the Borrower under any Loan Document and (b) the obligation of the Borrower to reimburse any amount in respect of any of the foregoing that the

Administrative Agent or any Lender, in each case in its sole discretion, may elect to pay or advance on behalf of the Borrower.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Off-Balance Sheet Liability” of any Person means (a) any repurchase obligation or liability of such Person with respect to Accounts or notes receivable sold by such Person (including, without limitation, the amount of the outstanding Receivables subject to Receivables Financings that would be required to discharge all principal obligations to financing parties (or would not be returned, directly or indirectly) to such Person or any subsidiary thereof if all such Receivables were to be collected at such date and such Receivables Financing were to be terminated at such date), (b) any liability under any so-called “synthetic lease” arrangement or transaction entered into by such Person and (c) any obligation arising with respect to any other transaction that is the functional equivalent of debt but which does not constitute a liability on the balance sheet of such Person (other than “Purchase Obligations” as disclosed per the requirements of Section 303(a)(5) of Regulation S-K).
“Organization Documents” means, (a) with respect to any corporation, the charter or certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating or limited liability agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Rate Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06).
“Outstanding Amount” means (i) with respect to Committed Loans and Swing Line Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Committed Loans and Swing Line Loans, as the case may be, occurring on such date; and (ii) with respect to any L/C Obligations on any date, the Dollar Equivalent amount of such

L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.
“Participant” has the meaning specified in Section 10.06(d).
“Participant Register” has the meaning specified in Section 10.06(d).
“Participating Member State” means each state so described in any EMU Legislation.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, that is subject to Section 412 of the Code or Section 302 of ERISA.
“Permitted Encumbrances” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, and any such Lien relating to or imposed in connection with any Environmental Claim which secures an obligation not incurred in the ordinary course of business):
(a)Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by Section 6.03;
(b)Liens of landlords, Liens of collecting banks under the UCC on items in the course of collection, Liens and rights of set-off of banks, statutory and common law Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (i) for amounts not yet overdue by more than thirty (30) days or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of thirty (30) days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) no foreclosure, sale or similar proceedings have been commenced with respect thereto if such Lien relates to a material asset of the Borrower or any of its Subsidiaries;
(c)pledges, deposits and other Liens made or incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security obligations, or to secure the performance of statutory or regulatory obligations, performance bonds and completion, guarantee, surety, similar bonds, and appeal bonds, letters of credit, bids, leases, government contracts, trade contracts, and other similar obligations (exclusive of obligations for the payment of borrowed money), so long as no foreclosure, sale or similar proceedings have been commenced with respect thereto;
(d)any attachment or judgment Lien not constituting an Event of Default under Section 8.01(h);
(e)licenses (with respect to Intellectual Property and other property), leases or subleases granted to third parties not interfering in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f)easements, zoning restrictions, rights-of-way, covenants and other restrictions, encroachments, and other minor defects or irregularities in title or other similar encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;
(g)any (i) interest or title of a lessor or sublessor or lessee or sublessee under any lease not prohibited by this Agreement, (ii) Lien or restriction that the interest or title of such lessor or sublessor may be subject to, or (iii) subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii);
(h)Liens arising from precautionary filings of UCC financing statements relating solely to leases and other transactions not prohibited by this Agreement;
(i)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation or exportation of goods;
(j)Liens arising with respect to repurchase agreements and reverse repurchase agreements not prohibited by this Agreement;
(k)Liens in favor of banks on items in collection (and the documents related thereto) arising in the ordinary course of business of the Borrower and its Subsidiaries under Article IV of the Uniform Commercial Code;
(l)any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property; and
(m)Liens securing obligations (other than obligations representing Indebtedness for borrowed money) under operating, reciprocal easement or similar agreements entered into in the ordinary course of business of the Borrower and its Subsidiaries.
“Person” means and includes corporations, limited partnerships, general partnerships, limited liability companies, unlimited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations of a similar nature organized under the laws of any jurisdiction, whether or not legal entities, and Governmental Authorities.
“Phosphate Rock Reserves” means the phosphate reserves of the Borrower and its subsidiaries determined from time to time in accordance with the standards set forth in Industry Guide 7 promulgated by the SEC (or any successor provision) that are located within the State of Florida.
“Platform” has the meaning specified in Section 6.01.
“Proceedings” means any action, suit, proceeding (whether administrative, judicial or otherwise) or arbitration.
“Property, Plant and Equipment” means, as applied to any Person, as of any date of determination, its “property, plant and equipment,” as determined in accordance with GAAP, and the value of Property, Plant and Equipment shall mean its aggregate gross book value less depreciation and depletion.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 6.01.
“QFC” has the meaning specified in Section 10.23(b).
“QFC Credit Support” has the meaning specified in Section 10.20.
“Qualified Acquisition” means, with respect to any Person, an acquisition by such Person, in a single transaction or in a series of related transactions, of either (a) all or substantially all of the property of, or a line of business or division of, another Person or (b) at least a majority of the Equity Interests of another Person entitled to vote for members of the board of directors or equivalent governing body of such other Person, in each case whether or not involving a merger or consolidation with such other Person; provided that (i) no Default shall have occurred and be continuing or would result from such acquisition, and (ii) in the case of an acquisition of the Equity Interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition.
“Receivable” means an Account owing to the Borrower or any subsidiary (before its Transfer to a Receivables Subsidiary), whether now existing or hereafter arising, together with all cash collections and other cash proceeds in respect of such Account, including all yield, finance charges or other related amounts accruing in respect thereof and all cash proceeds of Related Security with respect to such Receivable.
“Receivables Financing” means financing arrangements (but excluding sales of Receivables in the ordinary course of business) pursuant to which one or more of the subsidiaries (or a combination thereof) realizes cash proceeds in respect of Receivables and Related Security by selling, factoring or otherwise Transferring such Receivables and Related Security to one or more (a) unaffiliated third party financing sources pursuant to such financing arrangement or (b) Receivables Subsidiaries.
“Receivables Subsidiary” means a Wholly-Owned Subsidiary of the Borrower that does not engage in any activities other than participating in one or more Receivables Financings and activities incidental thereto.
“Recipient” means the Administrative Agent, any Lender, the L/C Issuer or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder.
“Register” has the meaning specified in Section 10.06(c).
“Regulation U” means Regulation U of the FRB, as in effect from time to time and all official rulings and interpretations thereunder or thereof.
“Related Indemnitee” means, with respect to any Indemnitee, (a) any Controlling Person or Controlled Affiliate of such Indemnitee, (b) the respective officers, directors or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, and (c) the respective agents, advisors or other representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (c), acting on behalf of or at the instructions of such Indemnitee; provided that each reference to a Controlling Person, Controlled Affiliate, officer, director or employee in this sentence pertains to a Controlling Person, Controlled Affiliate, officer, director or employee involved in the negotiation, syndication or administration of this Agreement.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors, consultants, service providers and representatives of such Person and of such Person’s Affiliates.
“Related Security” means, with respect to any Receivable: (a) all of the Borrower’s or the applicable Subsidiary’s right, title and interest in and to any goods, the Transfer of which gave rise to such Receivable; (b) all security pledged, assigned, hypothecated or granted to or held by the Borrower or the applicable Subsidiary to secure such Receivable; (c) all guaranties, endorsements and indemnifications on, or of, such Receivable or any of the foregoing (other than by the Borrower and any Subsidiary that is not a Receivables Subsidiary); (d) all powers of attorney for the execution of any evidence of indebtedness or security or other writing in connection therewith; (e) all books, records, ledger cards and invoices related to such Receivable or any of the foregoing, whether maintained electronically, in paper form or otherwise; (f) all evidences of the filing of financing statements and other statements and the registration of other instruments in connection therewith and amendments thereto, notices to other creditors or secured parties, and certificates from filing or other registration officers; (g) all credit information, reports and memoranda relating thereto; (h) all other writings related thereto; and (i) all proceeds of any of the foregoing.
“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.
“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.
“Removal Effective Date” has the meaning specified in Section 9.06(b).
“Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Committed Loans, a Loan Notice, (b) with respect to an L/C Credit Extension, a Letter of Credit Application, and (C) with respect to a Swing Line Loan, a Swing Line Loan Notice.
“Required Lenders” means, at any time, Lenders having Total Credit Exposures representing more than 50% of the Total Credit Exposures of all Lenders. The Total Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time; provided that, the amount of any participation in any Swing Line Loan and Unreimbursed Amounts that such Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or the L/C Issuer, as the case may be, in making such determination. With respect to any matter requiring the approval of the Required Lenders, it is understood that Voting Participants shall have the voting rights specified in Section 10.06(g) as to such matter; provided that if any Voting Participation Seller shall be a Defaulting Lender or no longer a Lender under this Agreement, no Voting Participant of such Voting Participation Seller shall have any such voting rights.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).
“Resignation Effective Date” has the meaning specified in Section 9.06(a).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of the Borrower and solely for purposes of the delivery of incumbency certificates pursuant to Section 4.01, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any other officer of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Revaluation Date” means, with respect to any Letter of Credit, each of the following: (i) each date of issuance, amendment and/or extension of a Letter of Credit denominated in an Alternative L/C Currency, (ii) each date of any payment by the L/C Issuer under any Letter of Credit denominated in an Alternative L/C Currency, and (iii) such additional dates as the Administrative Agent or the L/C Issuer shall determine.
“Revolving Commitment” means, as to each Lender, its obligation to (a) make Revolving Loans to the Borrower pursuant to Section 2.01, (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01A or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.
“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in L/C Obligations and Swing Line Loans at such time.
“Revolving Loan” has the meaning specified in Section 2.01.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc., and any successor thereto.
“Sanctioned Country” means at any time, a country, region or territory which is itself the subject or target of any Sanction that broadly prohibits trade or investment with that country, region or territory.
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned directly or indirectly 50% or more by any such Person or Persons described in clauses (a) and (b).

“Sanction(s)” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC), the United Nations Security Council, the European Union or Her Majesty’s Treasury.
“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002, as amended from time to time, and any successor statute.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated, certificated or uncertificated, or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.
“SOFR Early Opt-in” means the Administrative Agent and the Borrower have elected to replace LIBOR pursuant to (a) an Early Opt-in Election and (b) Section 3.03(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, unlimited liability company, limited liability company, partnership, association or other entity or Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date. Unless the context otherwise requires, each reference to a “subsidiary” herein shall be a reference to a subsidiary of the Borrower.
“Subsidiary” with respect to any Person, means any corporation, partnership, trust, limited liability company, unlimited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the members of the Governing Body is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes of the Loan Documents (other than Sections 5.04 and 5.06 and, with respect to the Person described in clause (a), below, other than Section 8.01(b)), the term “Subsidiary” shall not include (a) South Ft. Meade General Partner, LLC, a Delaware limited liability company (“South Ft. Meade LLC”) or South Ft. Meade Partnership, L.P., a Delaware limited partnership (“South Ft. Meade LP”) merely because an accounting determination is made that the accounts of South Ft. Meade LLC or South Ft. Meade LP, respectively, must be considered with those of the Borrower for purpose of the Borrower’s consolidated financial statements, so long as South Ft. Meade LLC or South Ft. Meade LP, respectively, continues not to be a “Subsidiary” of the Borrower by reason of the definition of the term “Subsidiary”; (b) any Brazil Landco; (c) Savage Marine, LLC, a Utah limited liability company; (d) Gulf Marine Solutions, LLC, a Delaware limited liability company; (e) any Florida Land Subsidiary or Brazil Transaction Subsidiary that would otherwise be a Subsidiary as to which the Borrower has notified the Administrative Agent in writing that Borrower has designated that it not be treated as a Subsidiary. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Supported QFC” has the meaning specified in Section 10.20.
“Swap Contract” means any agreement governing or evidencing any rate swap, basis swap, forward rate, commodity swap, interest rate option, forward foreign exchange, spot foreign exchange, rate cap, rate floor, rate collar, currency swap, cross-currency rate swap, currency option or any other similar transaction (including any option to enter into any of the foregoing), including any master agreement for any of the foregoing, together with all supplements thereto; provided that no phantom stock, employee benefit or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and (b) for any date prior to the date referenced in clause (a) of this definition, the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Swing Line Borrowing” means a borrowing of a Swing Line Loan pursuant to Section 2.04.
“Swing Line Commitment” means as to any Lender (a) the amount set forth opposite such Lender’s name on Schedule 2.01B hereof or (b) if such Lender has entered into an Assignment and Assumption or has otherwise assumed a Swing Line Commitment after the Closing Date, the amount set forth for such Lender as its Swing Line Commitment in the Register maintained by the Administrative Agent pursuant to Section 10.06(c).
“Swing Line Lender” means Bank of America, in its capacity as provider of Swing Line Loans hereunder, or any successor swing line lender hereunder.
“Swing Line Loan” has the meaning specified in Section 2.04(a).
“Swing Line Loan Notice” means a notice of a Swing Line Borrowing pursuant to Section 2.04(b), which shall be substantially in the form of Exhibit B or such other form as approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approve by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.
“Swing Line Sublimit” means an amount equal to the lesser of (a) $75,000,000 and (b) the Aggregate Revolving Commitments. The Swing Line Sublimit is part of, and not in addition to, the Aggregate Revolving Commitments.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Total Credit Exposure” means, as to any Lender at any time, the unused Commitments of such Lender, the aggregate principal amount of such Lender’s outstanding Committed Loans and such Lender’s participation in L/C Obligations and Swing Line Loans.
“Total Interest” means, as to any Person, for any period, such Person’s Consolidated Interest Expense plus capitalized interest with respect to the acquisition or construction of Property, Plant and Equipment.
“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Loans and all L/C Obligations.
“Transfer” means any one or more transactions or series of related transactions involving the direct or indirect sale, lease, sublease, license, sublicense, conveyance, assignment, contribution, transfer or other disposition.
“Type” means, with respect to a Committed Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.
“UCC” means the Uniform Commercial Code as in effect in any applicable jurisdiction.
“UCP” means the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unasserted Obligations” means, at any time, Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (except for (a) the principal of and interest on, and fees relating to, any Indebtedness and (b) contingent reimbursement obligations in respect of amounts that may be drawn under Letters of Credit) in respect of which no claim or demand for payment has been made (or, in the case of Obligations for indemnification, no notice for indemnification has been issued by the Indemnitee) at such time.

“United States” and “U.S.” mean the United States of America.
“Unreimbursed Amount” has the meaning specified in Section 2.03(f).
“U.S. or Canadian Subsidiary” means any Subsidiary of the Borrower that is either (a) organized or incorporated under the laws of the United States, any state thereof or the District of Columbia or (b) organized or incorporated under the laws of Canada or any province thereof.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” has the meaning specified in Section 10.20.
“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(g)(ii)(B)(III).
“Voting Participant” has the meaning specified in Section 10.06(g).
“Voting Participant Notification” has the meaning specified in Section 10.06(g).
“Voting Participation Seller” has the meaning specified in Section 10.06(g).
“Wholly-Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned subsidiaries of such Person, or (b) any partnership, limited liability company, unlimited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled (other than in the case of Foreign Subsidiaries, director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Borrower and its Subsidiaries under Applicable Law).
“Withholding Agent” means the Borrower and the Administrative Agent.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.02.Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will”

shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law, rule or regulation shall, unless otherwise specified, refer to such law, rule or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”
(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(d)Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).
1.03.Accounting Terms; Changes in GAAP.
Except as otherwise expressly provided in this Agreement, all accounting and financial terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrower to the Lenders pursuant to Section 6.01 shall be prepared in accordance with GAAP as in effect at the time of such preparation. Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize GAAP as in effect on the date of determination, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.03. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and the Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such definition, ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the

Required Lenders), provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding the foregoing, for purposes of determining compliance herewith, (a) Indebtedness of the Borrower and its Subsidiaries (other than Contingent Obligations) shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded and (b) any lease that is characterized as an operating lease in accordance with GAAP after the Borrower’s adoption of ASC 842 (regardless of the date on which such lease has been entered into) shall not be a capital or finance lease, and any such lease shall be, for all purposes of this Agreement, treated as though it were reflected on the Borrower’s consolidated financial statements in the same manner as an operating lease would have been reflected prior to Borrower’s adoption of ASC 842 (and shall not constitute Indebtedness or be included in Consolidated Indebtedness hereunder).
1.04.Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05.Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06.Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

1.07.Interest Rates. The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any Benchmark Replacement) or the effect of any of the foregoing, or of any Benchmark Replacement Conforming Changes.

1.08.Alternative L/C Currencies. The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative L/C Currency”; provided that such requested currency is readily available, freely transferable and convertible into Dollars in the international interbank market available to the Lenders in such market and as to which a Dollar Equivalent may be readily calculated. Any such request shall be subject to the approval of the Administrative Agent and the L/C Issuer.

1.09.Exchange Rates; Currency Equivalents.

(a)The Administrative Agent or the L/C Issuer, as applicable, shall determine the Dollar Equivalent amounts of Letters of Credit and Outstanding Amounts denominated in Alternative L/C Currencies. Such Dollar Equivalent shall become effective as of such

Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the L/C Issuer, as applicable.
(b)Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative L/C Currency, such amount shall be the relevant Alternative L/C Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative L/C Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the L/C Issuer, as the case may be.
1.10.Change of Currency.

(a)Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the Closing Date shall be redenominated into Euro at the time of such adoption. If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency.
(b)Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
(c)Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01.Committed Loans. Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars (each such loan, a “Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Committed Borrowing of Revolving Loans, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow under this Section 2.01. Revolving Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

2.02.Borrowings, Conversions and Continuations of Committed Loans.

(a)Each Committed Borrowing, each conversion of Committed Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by (A) telephone or (B) a Loan Notice; provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Loan Notice. Each such Loan Notice must be received by the Administrative Agent not later than 1:00 p.m. (i) two Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans; provided, however, that if the Borrower wishes to request Eurodollar Rate Loans having an Interest Period other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 1:00 p.m. four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 1:00 p.m. three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Except as provided in Sections 2.03(c) and 2.04(c), each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Loan Notice shall specify (i) whether the Borrower is requesting a Committed Borrowing, a conversion of Committed Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Committed Loans to be borrowed, converted or continued, (iv) the Type of Committed Loans to be borrowed or to which existing Committed Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Committed Loan in a Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Committed Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.
(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in the preceding subsection. In the case of a Committed Borrowing, each Lender shall make the amount of its Committed Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 3:00 p.m. on the Business Day specified in the applicable Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Borrowing is the initial Credit Extension, Section 4.01), the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower on the books of Bank of America with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Loan Notice with respect to such Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and second, shall be made available to the Borrower as provided above.
(c)Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.
(d)After giving effect to all Committed Borrowings, all conversions of Committed Loans from one Type to the other, and all continuations of Committed Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Committed Loans.
(e)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the Administrative Agent, and such Lender.
2.03.Letters of Credit.

(a)General. Subject to the terms and conditions set forth herein, in addition to the Loans provided for in Section 2.01, the Borrower may request the L/C Issuer, in reliance on the agreements of the Lenders set forth in this Section 2.03, to issue, at any time and from time to time during the Availability Period, Letters of Credit denominated in Dollars or Alternative L/C Currencies for its own account or the account of any of its Subsidiaries in such form as is acceptable to the Administrative Agent and the L/C Issuer in its reasonable determination. Letters of Credit issued hereunder shall constitute utilization of the Revolving Commitments; provided, that the L/C Issuer shall not be obligated to issue any Letter of Credit, and its decision to issue a Letter of Credit shall not obligate it to amend or extend such Letter of Credit or issue Letters of Credit in the future.
(b)Notice of Issuance, Amendment, Extension, Reinstatement or Renewal. To request the issuance of a Letter of Credit (or the amendment of the terms and conditions, extension of the terms and conditions, extension of the expiration date, or reinstatement of amounts paid, or renewal of an outstanding Letter of Credit), the Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the L/C Issuer) to the L/C Issuer and to the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, extended, reinstated or renewed, and specifying the date of issuance, amendment, extension, reinstatement or renewal (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with clause (d) of this Section 2.03), the amount (and currency) of such Letter of Credit, the name and address of the beneficiary thereof, the purpose and nature of the requested Letter of Credit and such other information as shall be necessary to prepare, amend, extend, reinstate or renew such Letter of Credit. If requested by the L/C Issuer, the Borrower also shall submit a letter of credit application and reimbursement agreement on the L/C Issuer’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the Borrower to, or entered into by the Borrower with, the L/C Issuer relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
If the Borrower so requests in any applicable Letter of Credit Application (or the amendment of an outstanding Letter of Credit), the L/C Issuer may, in its sole discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit shall permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon by the Borrower and the L/C Issuer at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiration date not later than the date permitted pursuant to Section 2.03(d); provided, that the L/C Issuer shall not (i) permit any such extension if (A) the L/C Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its extended form under the terms hereof (except that the expiration date may be extended to a date that is no more than one year from the then-current expiration date) or (B) it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent that the Required Lenders have elected not to permit such extension or (ii) be obligated to permit such extension if it has received notice (which may be in writing or by telephone (if promptly confirmed in writing)) on or before the day that is seven Business Days before the Non-Extension Notice Date from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions set forth in Section 4.02 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.
(c)Limitations on Amounts, Issuance and Amendment. A Letter of Credit shall be issued, amended, extended, reinstated or renewed only if (and upon issuance, amendment, extension, reinstatement or renewal of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, extension, reinstatement or renewal (i) the aggregate amount of the outstanding Letters of Credit issued by the L/C Issuer shall not exceed its L/C Commitment, (ii) the aggregate L/C Obligations shall not exceed the Letter of Credit Sublimit, (iii) the aggregate L/C Obligations denominated in Alternative L/C Currencies shall not exceed the Alternative L/C Currency Sublimit, (iv) the Revolving Credit Exposure of any Lender shall not exceed its Revolving Commitment and (v) the total Revolving Credit Exposures shall not exceed the Aggregate Revolving Commitments.

(i)The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing the Letter of Credit, or any Law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the L/C Issuer with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and the L/C Issuer, the Letter of Credit is in an initial stated amount less than $100,000;
(D)any Lender is at that time a Defaulting Lender, unless the L/C Issuer has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the L/C Issuer (in its sole discretion) with the Borrower or such Lender to eliminate the L/C Issuer’s actual or potential Fronting Exposure (after giving effect to Section 2.17(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which the L/C Issuer has actual or potential Fronting Exposure, as it may elect in its sole discretion; or
(E)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.
(ii)The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(d)Expiration Date. Each Letter of Credit shall have a stated expiration date no later than the earlier of (i) the date twelve months after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration date thereof, whether automatic or by amendment, twelve months after the then-current expiration date of such Letter of Credit) and (ii) the date that is five Business Days prior to the Maturity Date.
(e)Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount or extending the expiration date thereof), and without any further action on the part of the L/C Issuer or the Lenders, the L/C Issuer hereby grants to each Lender, and each Lender hereby acquires from the L/C Issuer, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this clause (e) in respect of Letters of Credit is absolute, unconditional and irrevocable and shall not be affected by any circumstance whatsoever, including any amendment, extension, reinstatement or renewal of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments.
In consideration and in furtherance of the foregoing, each Lender hereby absolutely, unconditionally and irrevocably agrees to pay to the Administrative Agent, for account of the L/C Issuer, such Lender’s Applicable Percentage of each L/C Disbursement made by the L/C Issuer (which shall be the Dollar Equivalent amount thereof) not later than 1:00 p.m. on the Business Day specified in the notice provided by the Administrative Agent to the Lenders pursuant to Section 2.03(f) until such L/C Disbursement is reimbursed by the Borrower or at any time after any reimbursement payment is required to be refunded to the Borrower for any reason, including after the Maturity Date. Such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each such payment shall be made in the same manner as provided in Section 2.02 with respect to Loans made by such Lender (and Section 2.02 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the L/C Issuer the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to Section 2.03(f), the Administrative Agent shall distribute such payment to the L/C Issuer or, to the extent that the Lenders have made payments pursuant to this clause (e) to reimburse the L/C Issuer, then to such Lenders and the L/C Issuer as their interests may appear. Any payment made by a Lender pursuant to this clause (e) to reimburse the L/C Issuer for any L/C Disbursement shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such L/C Disbursement.
Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit at each time such Lender’s Revolving Commitment is amended pursuant to the operation of Section 2.14 or 2.15, as a result of an assignment in accordance with Section 10.06 or otherwise pursuant to this Agreement.
If any Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.03(e), then, without limiting the other provisions of this Agreement, the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the L/C Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Committed Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
(f)Reimbursement. If the L/C Issuer shall make any L/C Disbursement in respect of a Letter of Credit, the Borrower shall reimburse the L/C Issuer in respect of such L/C

Disbursement by paying to the Administrative Agent an amount equal to such L/C Disbursement not later than 12:00 noon on (i) the Business Day that the Borrower receives notice of such L/C Disbursement, if such notice is received prior to 10:00 a.m. or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, provided that, if such L/C Disbursement is not less than $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.04 that such payment be financed with a Borrowing of Base Rate Revolving Loans or Swing Line Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of Base Rate Revolving Loans or Swing Line Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable L/C Disbursement, the payment then due from the Borrower in respect thereof (the “Unreimbursed Amount”) and such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of Base Rate Revolving Loans to be disbursed on the date of payment by the L/C Issuer under a Letter of Credit in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02 (other than the delivery of a Loan Notice). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.03(f) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(g)Obligations Absolute. The Borrower’s obligation to reimburse L/C Disbursements as provided in clause (f) of this Section 2.03 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of:
(i)any lack of validity or enforceability of this Agreement, any other Loan Document or any Letter of Credit, or any term or provision herein or therein;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by the L/C Issuer of any requirement that exists for the L/C Issuer’s protection and not the protection of the Borrower or any waiver by the L/C Issuer which does not in fact materially prejudice the Borrower;

(v)honor of a demand for payment presented electronically even if such Letter of Credit required that demand be in the form of a draft;
(vi)any payment made by the L/C Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;
(vii)payment by the L/C Issuer under a Letter of Credit against presentation of a draft or other document that does not comply strictly with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;
(viii)any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.03, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder; or
(ix)any adverse change in the relevant exchange rates or in the availability of the relevant Alternative L/C Currency to the Borrower or any Subsidiary or in the relevant currency markets generally.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.
None of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit by the L/C Issuer or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the L/C Issuer; provided that the foregoing shall not be construed to excuse the L/C Issuer from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by the L/C Issuer’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the L/C Issuer (as finally determined by a court of competent jurisdiction), the L/C Issuer shall be deemed to have exercised care in each such determination, and that:

(i)the L/C Issuer may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation;
(ii)the L/C Issuer may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;
(iii)the L/C Issuer shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and
(iv)this sentence shall establish the standard of care to be exercised by the L/C Issuer when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by Applicable Law, any standard of care inconsistent with the foregoing).
Without limiting the foregoing, none of the Administrative Agent, the Lenders, the L/C Issuer, or any of their Related Parties shall have any liability or responsibility by reason of (i) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (ii) the L/C Issuer declining to take-up documents and make payment (A) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (B) following a Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or (iii) the L/C Issuer retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to the L/C Issuer.
(h)Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued by it (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the L/C Issuer shall not be responsible to the Borrower for, and the L/C Issuer’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of the L/C Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the L/C Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(i)The L/C Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.
(j)Letter of Credit Fees. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance, subject to Section 2.17, with its Applicable Percentage a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Rate times the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. Letter of Credit Fees shall be (i) due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand and (ii) computed on a quarterly basis in arrears. If there is any change in the Applicable Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect. Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Event of Default exists, all Letter of Credit Fees shall accrue at the Default Rate.
(k)Fronting Fee and Documentary and Processing Charges Payable to L/C Issuer. The Borrower shall pay directly to the L/C Issuer for its own account a fronting fee (i) with respect to each commercial Letter of Credit, at a rate per annum equal to the percentage separately agreed upon between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such Letter of Credit, and payable upon the issuance thereof, (ii) with respect to any amendment of a commercial Letter of Credit increasing the amount of such Letter of Credit, at a rate separately agreed between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the amount of such increase, and payable upon the effectiveness of such amendment, and (iii) with respect to each standby Letter of Credit, at the rate per annum equal to the percentage separately agreed upon between the Borrower and the L/C Issuer, computed on the Dollar Equivalent of the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand. For purposes of computing the Dollar Equivalent of the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. In addition, the Borrower shall pay directly to the L/C Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the L/C Issuer relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.
(l)Disbursement Procedures. The L/C Issuer for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. The L/C Issuer shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if the L/C Issuer has made or will make an L/C Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the L/C Issuer and the Lenders with respect to any such L/C Disbursement.
(m)Interim Interest. If the L/C Issuer for any Letter of Credit shall make any L/C Disbursement, then, unless the Borrower shall reimburse such L/C Disbursement in full on the date such L/C Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such L/C Disbursement is made to but excluding the date that the Borrower reimburses such L/C Disbursement, at the rate per annum then applicable to Base Rate Loans; provided that if the Borrower fails to reimburse such L/C Disbursement when due pursuant to clause (f) of this Section 2.03, then Section 2.08(b) shall apply. Interest accrued pursuant to this clause (m) shall be for account of the L/C Issuer, except that interest accrued on and after the date of payment by any Lender pursuant to clause (f) of this Section 2.03 to reimburse the L/C Issuer shall be for account of such Lender to the extent of such payment.
(n)Replacement of the L/C Issuer. The L/C Issuer may be replaced at any time by written agreement between the Borrower, the Administrative Agent, the replaced L/C Issuer and the successor L/C Issuer. The Administrative Agent shall notify the Lenders of any such replacement of the L/C Issuer. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced L/C Issuer pursuant to Section 2.03(j). From and after the effective date of any such replacement, (i) the successor L/C Issuer shall have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit to be issued by it thereafter and (ii) references herein to the term “L/C Issuer” shall be deemed to include such successor or any previous L/C Issuer, or such successor and all previous L/C Issuer, as the context shall require. After the replacement of the L/C Issuer hereunder, the replaced L/C Issuer shall remain a party hereto and shall continue to have all the rights and obligations of an L/C Issuer under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(o)Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with L/C Obligations representing at least 66-2/3% of the total L/C Obligations) demanding the deposit of cash collateral pursuant to this clause (o), the Borrower shall immediately deposit into an account established and maintained on the books and records of the Administrative Agent (the “Collateral Account”) an amount in cash equal to 105% of the total L/C Obligations as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (f) of Section 8.01. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. In addition, and without limiting the foregoing or clause (d) of this Section 2.03, if any L/C Obligations remain outstanding after the expiration date specified in said clause (d), the Borrower shall immediately deposit into the Collateral Account an amount in cash equal to 105% of such L/C Obligations as of such date plus any accrued and unpaid interest thereon.

The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in the Collateral Account. Moneys in the Collateral Account shall be applied by the Administrative Agent to reimburse the L/C Issuer for L/C Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the L/C Obligations at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with L/C Obligations representing 66-2/3% of the total L/C Obligations), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
(p)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse, indemnify and compensate the L/C Issuer hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issues solely for the account of the Borrower. The Borrower irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.
(q)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(r)L/C Issuer Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each L/C Issuer (other than Bank of America) shall, in addition to its notification obligations set forth elsewhere in this Section 2.03, provide the Administrative Agent a Letter of Credit Report, as set forth below:
(i)reasonably prior to the time that such L/C Issuer issues, amends, renews, increases or extends a Letter of Credit, the date of such issuance, amendment, renewal, increase or extension and the stated amount of the applicable Letters of Credit after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed);
(ii)on each Business Day on which such L/C Issuer makes a payment pursuant to a Letter of Credit, the date and amount of such payment;
(iii)on any Business Day on which the Borrower fails to reimburse a payment made pursuant to a Letter of Credit required to be reimbursed to such L/C Issuer on such day, the date of such failure and the amount of such payment;

(iv)on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such L/C Issuer; and
(v)for so long as any Letter of Credit issued by an L/C Issuer is outstanding, such L/C Issuer shall deliver to the Administrative Agent (A) on the last Business Day of each calendar month, (B) at all other times a Letter of Credit Report is required to be delivered pursuant to this Agreement, and (C) on each date that (1) an L/C Credit Extension occurs or (2) there is any expiration, cancellation and/or disbursement, in each case, with respect to any such Letter of Credit, a Letter of Credit Report appropriately completed with the information for every outstanding Letter of Credit issued by such L/C Issuer.
(s)Additional L/C Issuers. Any Lender hereunder may become an L/C Issuer upon receipt by the Administrative Agent of a fully executed Notice of Additional L/C Issuer which shall be signed by the Borrower, the Administrative Agent and each L/C Issuer. Such new L/C Issuer shall provide its L/C Commitment in such Notice of Additional L/C Issuer and upon the receipt by the Administrative Agent of the fully executed Notice of Additional L/C Issuer, the defined term L/C Commitment shall be deemed amended to incorporate the L/C Commitment of such new L/C Issuer.
2.04.Swing Line Loans.

(a)The Swing Line. Subject to the terms and conditions set forth herein, the Swing Line Lender in reliance upon the agreements of the other Lenders set forth in this Section 2.04, agrees to make loans (each such loan, a “Swing Line Loan”) to the Borrower from time to time on any Business Day during the Availability Period in an aggregate amount not to exceed at any time outstanding the amount of the Swing Line Sublimit; provided, however, that (x) after giving effect to any Swing Line Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment, (y) the Borrower shall not use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan, and (z) the Swing Line Lender shall not be under any obligation to make any Swing Line Loan if it shall determine (which determination shall be conclusive and binding absent manifest error) that it has, or by such Credit Extension may have, Fronting Exposure. Within the foregoing limits, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.04, prepay under Section 2.05, and reborrow under this Section 2.04. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Swing Line Loan.
(b)Borrowing Procedures. Each Swing Line Borrowing shall be made upon the Borrower’s irrevocable notice to the Swing Line Lender and the Administrative Agent, which may be given by (A) telephone or (B) by a Swing Line Loan Notice; provided that any telephonic notice must be confirmed promptly by delivery to the Swing Line Lender and the Administrative Agent of a Swing Line Loan Notice. Each such Swing Line Loan Notice must be received by the Swing Line Lender and the Administrative Agent not later than 2:00 p.m. on the requested borrowing date, and shall specify (i) the amount to be borrowed, which shall be a minimum of $100,000, and (ii) the requested borrowing date, which shall be a Business Day. Promptly after receipt by the Swing Line Lender of any Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 3:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in the first proviso to the first sentence of Section 2.04(a), or (B) that one or more of the applicable conditions specified in Article IV is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 4:00 p.m. on the borrowing date specified in such Swing Line Loan Notice, make the amount of its Swing Line Loan available to the Borrower at its office by crediting the account of the Borrower on the books of the Swing Line Lender in immediately available funds.
(c)Refinancing of Swing Line Loans.
(i)the Swing Line Lender at any time in its sole discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Base Rate Revolving Loan in an amount equal to such Lender’s Applicable Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Loan Notice for purposes hereof) and in accordance with the requirements of Section 2.02, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Aggregate Revolving Commitments and the conditions set forth in Section 4.02. The Swing Line Lender shall furnish the Borrower with a copy of the applicable Loan Notice promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Loan Notice available to the Administrative Agent in immediately available funds (and the Administrative Agent may apply Cash Collateral available with respect to the applicable Swing Line Loan) for the account of the Swing Line Lender at the Administrative Agent’s Office not later than 1:00 p.m. on the day specified in such Loan Notice, whereupon, subject to Section 2.04(c)(ii), each Lender that so makes funds available shall be deemed to have made a Base Rate Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
(ii)If for any reason any Swing Line Loan cannot be refinanced by such a Committed Borrowing in accordance with Section 2.04(c)(i), the request for Base Rate Revolving Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.04(c)(i) shall be deemed payment in respect of such participation.
(iii)If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.04(c) by the time specified in Section 2.04(c)(i), the Swing Line Lender shall be entitled to recover from such Lender

(acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Swing Line Lender in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Swing Line Lender in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Revolving Loan included in the relevant Committed Borrowing or funded participation in the relevant Swing Line Loan, as the case may be. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.
(iv)Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.04(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.04(c) is subject to the conditions set forth in Section 4.02. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay Swing Line Loans, together with interest as provided herein.
(d)Repayment of Participations.
(i)At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Applicable Percentage thereof in the same funds as those received by the Swing Line Lender.
(ii)If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the Federal Funds Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrower for interest on the Swing Line Loans. Until each Lender funds its Base Rate Revolving Loan or risk participation pursuant to this Section 2.04 to refinance such Lender’s Applicable Percentage of any Swing Line Loan, interest in respect of such Applicable Percentage shall be solely for the account of the Swing Line Lender.

(f)Payments Directly to Swing Line Lender. The Borrower shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender.
2.05.Prepayments.

(a)Committed Loans. The Borrower may, upon notice to the Administrative Agent pursuant to delivery to the Administrative Agent of a Notice of Loan Prepayment, at any time or from time to time voluntarily prepay Committed Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 1:00 p.m. (A) two Business Days prior to any date of prepayment of Eurodollar Rate Loans and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Committed Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Subject to Section 2.17, each such prepayment shall be applied to the Committed Loans of the Lenders in accordance with their respective Applicable Percentages.
(b)Swing Line Loans. The Borrower may, upon notice to the Swing Line Lender pursuant to delivery to the Swing Line Lender of a Notice of Loan Prepayment (with a copy to the Administrative Agent), at any time or from time to time, voluntarily prepay Swing Line Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Swing Line Lender and the Administrative Agent not later than 1:00 p.m. on the date of the prepayment, and (ii) any such prepayment shall be in a minimum principal amount of $100,000. Each such notice shall specify the date and amount of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.
(c)If for any reason the Total Revolving Outstandings at any time exceed the Aggregate Revolving Commitments then in effect, the Borrower shall immediately prepay Revolving Loans and Swing Line Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess; provided, however, that the Borrower shall not be required to Cash Collateralize the L/C Obligations pursuant to this Section 2.05(c) unless after the prepayment in full of the Revolving Loans and Swing Line Loans the Total Revolving Outstandings exceed the Aggregate Revolving Commitments then in effect.
2.06.Termination or Reduction of Revolving Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Revolving Commitments, or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 11:00 a.m. three Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Borrower shall not terminate or reduce the

Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolving Outstandings would exceed the Aggregate Revolving Commitments, and (iv) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit, the Alternative L/C Currency Sublimit or the Swing Line Sublimit exceeds the amount of the Aggregate Revolving Commitments, such Sublimit shall be automatically reduced by the amount of such excess. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Revolving Commitments. Any reduction of the Aggregate Revolving Commitments shall be applied to the Revolving Commitment of each Lender according to its Applicable Percentage. All fees accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.01.Repayment of Loans.

(a)The Borrower shall repay to the Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding on such date.
(b)The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date ten Business Days after such Loan is made and (ii) the Maturity Date. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Swing Line Lender, the Borrower shall repay the outstanding Swing Line Loans made by the Swing Line Lender in an amount sufficient to eliminate any Fronting Exposure in respect of such Swing Line Loans.
2.08.Interest.

(a)Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.
(b)    If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(ii)If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(iii)Upon the request of the Required Lenders, while any Event of Default exists (other than as set forth in clauses (b)(i) and (b)(ii) above), the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.
(iv)Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
2.09.Fees. In addition to certain fees described in subsections (j) and (k) of Section 2.03:

(a)Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Applicable Percentage, a commitment fee equal to the Applicable Rate times the actual daily amount by which the Aggregate Revolving Commitments exceed the sum of (i) the Outstanding Amount of Revolving Loans and (ii) the Outstanding Amount of L/C Obligations, subject to adjustment as provided in Section 2.17. For the avoidance of doubt, the Outstanding Amount of Swing Line Loans shall not be counted towards or considered usage of the Aggregate Revolving Commitments for purposes of determining the commitment fee. The commitment fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Availability Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Rate during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Rate separately for each period during such quarter that such Applicable Rate was in effect.
(b)Other Fees. The Borrower shall pay to BAS and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
2.10.Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurodollar Rate) shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11.Evidence of Debt.

(a)The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender in the ordinary course of business. The Administrative Agent shall maintain the Register in accordance with Section 10.06(c). The accounts or records maintained by each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the Register, the Register shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
(b)In addition to the accounts and records referred to in subsection (a) above, each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swing Line Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.
2.12.Payments Generally; Administrative Agent’s Clawback.

(a)General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 3:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 3:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Committed Borrowing of Eurodollar Rate Loans (or, in the case of any Committed Borrowing of Base Rate Loans, prior to 3:00 p.m. on the date of such Committed Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Committed Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Committed Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Committed Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Committed Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Committed Loan included in such Committed Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the L/C Issuer, as the case may be, the amount due. With respect to any payment that the Administrative Agent makes for the account of the Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender or the L/C Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in

Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Loans, to fund participations in Letters of Credit and Swing Line Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Committed Loan, to fund any such participation or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Committed Loan, to purchase its participation or to make its payment under Section 10.04(c).
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
2.13.Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Committed Loans made by it, or the participations in L/C Obligations or in Swing Line Loans held by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Committed Loans or participations and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Committed Loans and subparticipations in L/C Obligations and Swing Line Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Committed Loans and other amounts owing them, provided that:

(i)if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.13 shall not be construed to apply to (w) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (x) the application of Cash Collateral provided for in Section 2.16, (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Loans or subparticipations in L/C Obligations or Swing Line Loans to any assignee or participant, other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply) or (z) any action taken by CoBank with respect to any CoBank Equities held by the Borrower or any Subsidiary or any cash patronage, whether on account of foreclosure of any Lien thereon, retirement and cancellation of the same, exercise of setoff rights or otherwise.

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
2.14.Extension of Maturity Date.

(a)Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 days and not later than 30 days prior to any anniversary of the Closing Date (each, an “Anniversary Date”) request that the Lenders extend the Maturity Date of the Revolving Loans or Revolving Commitments then in effect hereunder (the “Existing Maturity Date”) for an additional year from the Existing Maturity Date. The Borrower may extend the Maturity Date twice during the term of this Agreement.
(b)Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date (the “Notice Date”) that is 20 days prior to the applicable Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date)) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
(c)Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 15 days prior to the applicable Anniversary Date (or, if such date is not a Business Day, on the next preceding Business Day).
(d)Additional Commitment Lenders. The Borrower shall have the right to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 10.13; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the applicable Anniversary Date, undertake a Revolving Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Commitment shall be in addition to such Lender’s Revolving Commitment hereunder on such date).
(e)Minimum Extension Requirement. If (and only if) the total of the Revolving Commitments of the Lenders that have agreed so to extend their Maturity Date (each, an “Extending Lender”) and the additional Revolving Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Commitments in effect immediately prior to the applicable Anniversary Date, then, effective as of such Anniversary Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one year after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f)Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the applicable Anniversary Date signed by a Responsible Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (ii) certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects (or, if already qualified as to materiality, in all respects) on and as of such Anniversary Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or, if already qualified as to materiality, in all respects) as of such earlier date, and except that for purposes of this Section 2.14, the representations and warranties contained in Section 5.03 shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c) of Section 6.01, as applicable, and (B) no Default exists or would result therefrom. In addition, on the Maturity Date of each Non-Extending Lender, the Borrower shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.
(g)Amendment; Sharing of Payments. In connection with any extension of the Maturity Date, the Borrower, the Administrative Agent and each extending Lender may make such amendments to this Agreement as the Administrative Agent determines to be reasonably necessary to evidence the extension. This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.15.Increase in Commitments.

Subject to the terms and conditions set forth herein, the Borrower shall have the right, from time to time and upon at least ten Business Days’ prior written notice to the Administrative Agent (an “Incremental Request”), to request to add one or more tranches of term “A” loans (“Incremental Term Loans”) and/or increase the Aggregate Revolving Commitments (the “Incremental Revolving Commitments”; and revolving loans made thereunder, the “Incremental Revolving Loans”; the Incremental Revolving Loans, together with the Incremental Term Loans are referred to herein as the “Incremental Facility Loans”) subject, however, in any such case, to satisfaction of the following conditions precedent:
(a)the aggregate amount of all Incremental Revolving Commitments and Incremental Term Loans effected pursuant to this Section 2.15 shall not exceed $1,000,000,000;
(b)on the date on which any amendment, restatement or amendment and restatement of this Agreement pursuant to which an Incremental Facility Loan will be made (an “Incremental Facility Amendment”) is to become effective, both immediately prior to and immediately after giving effect to the incurrence of such Incremental Facility Loans (assuming that the full amount of the Incremental Facility Loans shall have been funded on such date) and any related transactions, no Default shall have occurred and be continuing;
(c)the representations and warranties set forth in Article V shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) on and as of the date on which such Incremental Facility Amendment is to become effective, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or if such representation and warranty is qualified by materiality or Material Adverse Effect, it shall be true and correct) as of such earlier date except that for purposes of this Section 2.15, the representations and warranties contained in Section 5.03 shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c), as applicable, of Section 6.01;
(d)such Incremental Facility Loans shall be in a minimum amount of $25,000,000 and in integral multiples of $5,000,000 in excess thereof (or such lesser amounts as agreed by the Administrative Agent);
(e)any Incremental Revolving Commitments shall be made on the same terms and provisions (other than upfront fees) as apply to the existing Revolving Commitments, including with respect to maturity date, interest rate and prepayment provisions, and shall constitute part of the Aggregate Revolving Commitments;
(f)in the case of any Incremental Term Loan it shall: (A) rank pari passu in right of payment priority with the existing Committed Loans, (B) have a maturity date that is not earlier than the later of the then-latest Maturity Date, (C) have an amortization schedule and interest rate margins as determined by the Borrower and the Lenders of such Incremental Term Loan and (D) otherwise be on terms substantially identical to (or less favorable to the Lenders thereof than) the existing Committed Loans (except to the extent permitted above with respect to the maturity date, amortization and interest rate and other than terms which are applicable only after the then-latest Maturity Date);
(g)the Administrative Agent shall have received additional commitments in a corresponding amount of such requested Incremental Facility Loans from either existing Lenders and/or one or more other institutions that qualify as Eligible Assignees (it being understood and agreed that no existing Lender shall be required to provide an additional commitment); and
(h)the Administrative Agent shall have received customary closing certificates and legal opinions and all other documents (including resolutions of the board of directors of the Borrower) it may reasonably request relating to the corporate or other necessary authority for such Incremental Facility Loans and the validity of such Incremental Facility Loans, and any other matters relevant thereto, all in form and substance reasonably satisfactory to the Administrative Agent.
Each Incremental Term Loan and any Incremental Revolving Commitments shall be evidenced by an amendment to this Agreement, giving effect to the modifications permitted by this Section 2.15 (and subject to the limitations set forth in the immediately preceding paragraph), executed by the Borrower, the Administrative Agent and each Lender providing a portion of the Incremental Term Loan and/or Incremental Revolving Commitments, as applicable; which such amendment, when so executed, shall amend this Agreement as provided therein. No such amendment shall be required to be executed or approved by any Lender, other than the Lenders providing such Incremental Term Loans and/or Incremental Revolving Commitments, as applicable, and the Administrative Agent, in order to be effective. The effectiveness of any such amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth above and as such other conditions as requested by the Lenders under the Incremental Facility established in connection therewith.

This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.
2.16.Cash Collateral.

(a)Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or the L/C Issuer (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.
(b)Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.16(c). If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or the L/C Issuer as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (determined in the case of Cash Collateral provided pursuant to clause (a)(iv) above, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by the Defaulting Lender). All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.
(c)Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.16 or Sections 2.03, 2.05, 2.17 or 8.02 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.
(d)Release. Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 10.06(b)(vi))) or (ii) the determination by the Administrative Agent and the L/C Issuer that there exists excess Cash Collateral; provided, however, the Person providing Cash Collateral and the L/C Issuer may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.17.Defaulting Lenders.

(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the L/C Issuer or the Swing Line Lender hereunder; third, to Cash Collateralize the L/C Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.16; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the L/C Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.16; sixth, to the payment of any amounts owing to the Lenders, the L/C Issuer or Swing Line Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the L/C Issuer or the Swing Line Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all NonDefaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations and Swing Line Loans are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees.
(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).
(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.16.
(C)With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations or Swing Line Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the L/C Issuer and the Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such L/C Issuer’s or such Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Applicable Percentages to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Obligations and Swing Line Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 10.19, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral, Repayment of Swing Line Loans. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under Applicable Law, (x) first, prepay Swing Line Loans in an amount equal to the Swing Line Lender’s Fronting Exposure and (y) second, Cash Collateralize the L/C Issuer’s Fronting Exposure in accordance with the procedures set forth in Section 2.16.
(b)Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Swing Line Lender and the L/C Issuer agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Committed Loans and funded and unfunded participations in Letters of Credit and Swing Line Loans to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Swing Line Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swing Line Lender shall not be required to fund any Swing Line Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swing Line Loan and (ii) the L/C Issuer shall not be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01.Taxes.

(a)Defined Terms. For purposes of this Section 3.01, the term “Applicable Law” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this

Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (e).
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(g)Status of Lenders; Tax Documentation.
(i)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such

Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(I)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN-E (or W-8BEN, as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(II)executed copies of IRS Form W-8ECI;
(III)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN-E (or W-8BEN, as applicable); or
(IV)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN-E (or W-8BEN, as applicable), a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(h)Treatment of Certain Refunds. Unless required by Applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender or the L/C Issuer, or have any obligation to pay to any Lender or the L/C Issuer, any refund of Taxes withheld or deducted from funds paid for the account of such Lender or the L/C Issuer, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by of the Borrower or with respect to which of the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay to of the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by of the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that of the Borrower, upon the request of the Recipient, agrees to repay the amount paid over to of the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (h), in no event will the applicable Recipient be required to pay any amount to of the Borrower pursuant to this clause (h) the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to of the Borrower or any other Person.
(i)Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender or the L/C Issuer, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
3.02.Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Rate, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, upon notice thereof by such Lender to the Borrower (through the Administrative Agent), (a) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (i) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (ii) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 3.05.

3.03.Inability to Determine Rates.

(a)If in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof, (i) the Administrative Agent determines that (A) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, or (B) (x) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan and (y) the circumstances described in Section 3.03(c)(i) do not apply (in each case with respect to this clause (i), “Impacted Loans”), or (ii) the Administrative Agent or the Required Lenders determine that for any reason the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Eurodollar Rate Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans or Interest Periods), and (y) in the event of a determination described in the preceding sentence with respect to the Eurodollar Rate component of the Base Rate, the utilization of the Eurodollar Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (or, in the case of a determination by the Required Lenders described in clause (ii) of Section 3.03(a), until the Administrative Agent upon instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans in the amount specified therein.
(b)Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, in consultation with the Borrower and Required Lenders, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (i) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of Section 3.03(a), (ii) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrower that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (iii) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrower written notice thereof.
(c)Notwithstanding anything to the contrary herein or in any other Loan Document:
(i)On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12-month Dollar LIBOR tenor settings.

On the earliest of (A) the date that all Available Tenors of Dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(ii)(x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent determines that neither of such alternative rates is available.
(y) On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.
(iii)At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.
(iv)In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.
(v)The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 3.03(c).
(vi)At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.
3.04.Increased Costs; Reserves on Eurodollar Rate Loans.

(a)Increased Costs Generally. If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)) or the L/C Issuer;
(ii)subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or
(iii)impose on any Lender or the L/C Issuer or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or the L/C Issuer of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or the L/C Issuer hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or the L/C Issuer, the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer, as the case may be, for such additional costs incurred or reduction suffered.
(b)Capital Requirements. If any Lender or the L/C Issuer determines that any Change in Law affecting such Lender or the L/C Issuer or any Lending Office of such Lender or such Lender’s or the L/C Issuer’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the L/C Issuer’s capital or on the capital of such Lender’s or the L/C Issuer’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by, or participations in Letters of Credit or Swing Line Loans held by, such Lender, or the Letters of Credit issued by the L/C Issuer, to a level below that which such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the L/C Issuer’s policies and the policies of such Lender’s or the L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the L/C Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the L/C Issuer or such Lender’s or the L/C Issuer’s holding company for any such reduction suffered.
(c)Certificates for Reimbursement. A certificate of a Lender or the L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or the L/C Issuer or its holding company, as the case may be, as specified in clauses (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or the L/C Issuer, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Delay in Requests. Failure or delay on the part of any Lender or the L/C Issuer to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s or the L/C Issuer’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the L/C Issuer pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender or the L/C Issuer, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the L/C Issuer’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six month period referred to above shall be extended to include the period of retroactive effect thereof).
(e)Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.
3.05.Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any reasonable and invoiced loss, cost or expense incurred by it (in each case together with a reasonably detailed supporting calculation) as a result of:

(a)any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or
(c)any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.13;
including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
3.06.Mitigation Obligations; Replacement of Lenders.

(a)Designation of a Different Lending Office. Each Lender may make any Credit Extension to the Borrower through any Lending Office, provided that the exercise of this option shall not affect the obligation of the Borrower to repay the Credit Extension in accordance with the terms of this Agreement. If any Lender requests compensation under Section 3.04, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender, the L/C Issuer, or any Governmental Authority for the account of any Lender or the L/C Issuer pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then at the request of the Borrower such Lender or the L/C Issuer shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the L/C Issuer, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender or the L/C Issuer, as the case may be, to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the L/C Issuer, as the case may be. The

Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender or the L/C Issuer in connection with any such designation or assignment.
(b)Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.13.
3.07.Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Commitments, repayment of all other Obligations hereunder, and resignation of the Administrative Agent.

ARTICLE IV

CONDITIONS PRECEDENT TO EFFECTIVENESS & CREDIT EXTENSIONS

4.01.Conditions to Effectiveness. The effectiveness of this Agreement is subject to satisfaction of the following conditions precedent:
(a)The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (and in the case of clauses (a)(i) and (ii), followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)executed counterparts of this Agreement;
(ii)a Note executed by the Borrower in favor of each Lender as requested by the Administrative Agent;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which the Borrower is a party;
(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized or formed, and that the Borrower is validly existing, in good standing and qualified to engage in business in the jurisdiction of its incorporation;
(v)a favorable opinion of Simpson Thacher & Bartlett LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender, as to such matters concerning the Borrower and the Loan Documents as the Administrative Agent may reasonably request;

(vi)a certificate of a Responsible Officer of the Borrower either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by the Borrower and the validity against the Borrower of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;
(vii)a certificate signed by a Responsible Officer of the Borrower certifying (A) the representations and warranties of the Borrower contained in Article V are true and correct in all material respects (or, if already qualified as to materiality, in all respects) on and as of the Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if already qualified as to materiality, in all respects) as of such earlier date; (B) no Default exists; and (C) the current Debt Ratings; and
(viii)evidence that the Existing Credit Agreement has been or concurrently with the Closing Date is being terminated and all Liens securing obligations under the Existing Credit Agreement have been or concurrently with the Closing Date are being released.
(b)(i) Upon the reasonable request of any Lender made at least seven days prior to the Closing Date, the Borrower shall have provided to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the PATRIOT Act, in each case at least three days prior to the Closing Date and (ii) at least three days prior to the Closing Date, the Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered, to each Lender that so requests, a Beneficial Ownership Certification in relation to the Borrower.
(c)The Lenders and the Administrative Agent and the Arrangers shall have received all fees required pursuant to the terms hereof to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date, including fees and expenses and other compensation contemplated by the Fee Letters. Without duplication of the foregoing, unless waived by the Administrative Agent, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced at least three days prior to the Closing Date.
Without limiting the generality of the provisions of the last paragraph of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender.
4.02.Conditions to all Credit Extensions. The obligation of each Lender to honor any Request for Credit Extension (other than a Loan Notice requesting only a conversion of Committed Loans to the other Type, or a continuation of Eurodollar Rate Loans) is subject to the following conditions precedent:

(a)The representations and warranties of the Borrower contained in Article V (other than Sections 5.04 and 5.06) or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects (or, if already qualified as to materiality, in all respects) on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or, if already qualified as to materiality, in all respects) as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.03 shall be deemed to refer to the most recent statements furnished pursuant to subsections (b) and (c) of Section 6.01, as applicable.
(b)No Default shall exist, or would result from such proposed Credit Extension or from the application of the proceeds thereof.
(c)The Administrative Agent and, if applicable, the L/C Issuer or the Swing Line Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
(d)In the case of a Credit Extension consisting of a Letter of Credit to be denominated in an Alternative L/C Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the L/C Issuer would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative L/C Currency.
Each Request for Credit Extension (other than a Loan Notice requesting only a conversion of Committed Loans to the other Type or a continuation of Eurodollar Rate Loans) submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.
ARTICLE V

REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement, to induce the Lenders to make the Loans hereunder, to induce the L/C Issuers to issue Letters of Credit and to induce Lenders to purchase participations therein, the Borrower hereby represents and warrants to each Lender, both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed to be made on the Closing Date and on such other dates as set forth in Section 4.02 that:
5.01.Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

(a)Organization and Powers. The Borrower is duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has the corporate power and authority to own and operate its properties, to carry on its business as now conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b)Qualification and Good Standing. The Borrower is qualified to do business and is in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing would not reasonably be expected to result in a Material Adverse Effect.
(c)[Reserved].
(d)Subsidiaries. All of the subsidiaries of the Borrower as of the Closing Date and their jurisdictions of organization as of the Closing Date are listed in Schedule 5.01. The Equity Interests of each of the Domestic Subsidiaries of the Borrower is duly authorized, validly issued, fully paid and (except for any interest as a general partner) nonassessable and none of such Equity Interests constitutes Margin Stock. Each of the Domestic Subsidiaries of the Borrower is a corporation, partnership, trust or limited liability company duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization, has all requisite organizational power and authority to own and operate its properties and to carry on its business as now conducted, and is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, in each case except where failure to be so qualified or in good standing or a lack of such power and authority would not reasonably be expected to result in a Material Adverse Effect.
5.02.Authorization of Borrowing, etc.

(a)Authorization of Borrowing. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary organizational action on the part of the Borrower.
(b)No Conflict. The execution, delivery and performance by the Borrower of the Loan Documents and the consummation of the transactions contemplated by the Loan Documents do not and will not (i) violate any provision of the Organization Documents of the Borrower, (ii) violate any provision of any law or any governmental rule or regulation applicable to the Borrower or any order, judgment or decree of any court or other Governmental Authority binding on the Borrower, except as would not reasonably be expected to result in a Material Adverse Effect, (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrower which would reasonably be expected to result in a Material Adverse Effect, (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrower not permitted under Section 7.02, or (v) require any approval of stockholders or any approval or consent of any Person under any Contractual Obligation of the Borrower, except for such approvals or consents which have been obtained on or before the Closing Date and disclosed in writing to the Lenders as to material Contractual Obligations and except to the extent such failure to obtain such approval or consent would not reasonably be expected to result in a Material Adverse Effect.
(c)Governmental Consents. The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any Governmental Authorization except for any Governmental Authorization required in connection with the conduct of business of the Borrower in the ordinary course.

(d)Binding Obligation. Each of the Loan Documents has been duly executed and delivered by the Borrower thereto and is the legally valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
5.03.Financial Condition. The Borrower has heretofore delivered to the Lenders, at the Lenders’ request, the, as applicable, audited or unaudited consolidated balance sheets, statements of income and cash flows of the Borrower and its subsidiaries as at and for the Fiscal Year ended December 31, 2020 and for the Fiscal Quarter ended June 30, 2021, it being understood and agreed that the filing of the Borrower’s Form 10-K for such Fiscal Year and Form 10-Q for such Fiscal Quarter with the SEC shall constitute such delivery. Subject, in the case of such unaudited statements, to the absence of footnotes and customary year-end audit adjustments, all such statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated basis) of the entities described therein for each of the periods then ended. Neither the Borrower nor any of its Subsidiaries has any Contingent Obligation, contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment not incurred in the ordinary course of business that as of the Closing Date, is not reflected in the Borrower’s audited consolidated balance sheets, statements of income and cash flows of the Borrower and its subsidiaries as at and for the Fiscal Year ended December 31, 2020 or in the Borrower’s unaudited consolidated balance sheets, statements of income and cash flows of the Borrower and its subsidiaries as at the Fiscal Quarter ended June 30, 2021 or the notes thereto, or described in Schedule 7.01, that would reasonably be expected to have a Material Adverse Effect.

5.04.No Material Adverse Effect. Since December 31, 2020, no event or change has occurred that has resulted in or evidences, either in any case or in the aggregate, a Material Adverse Effect.

5.05.Title to Properties; Intellectual Property.

(a)The Borrower and its Subsidiaries have good title or a valid leasehold interest in and to all of their respective properties and assets reflected as owned or leased in the financial statements referred to in Section 5.03 or in the most recent financial statements delivered pursuant to Section 6.01, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise not prohibited under Section 7.07 and except for defects and irregularities that would not reasonably be expected to result in a Material Adverse Effect.
(b)The Borrower and its Subsidiaries own or have the right to use, all Intellectual Property used in the conduct of their business, except where the failure to own or have such right to use in the aggregate would not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does the Borrower know of any valid basis for any such claim, except for such claims that in the aggregate would not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

5.06.Litigation; Adverse Facts. There are no Proceedings (whether or not purportedly on behalf of the Borrower or any of its Subsidiaries) at law or in equity, or before or by any court or other Governmental Authority (including any Environmental Claims) that are pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries or any property or assets of the Borrower or any of its Subsidiaries and that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any Subsidiary of the Borrower (i) is in violation of any Applicable Laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or other Governmental Authority that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

5.07.[Reserved].

5.08.Governmental Regulation.

Neither the Borrower nor any Subsidiary of the Borrower is subject to regulation under the Interstate Commerce Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which would reasonably be expected to limit its ability to incur the Obligations or which may otherwise render all or any portion of the Obligations unenforceable.
5.09.Securities Activities.

(a)Neither the Borrower nor any Subsidiary of the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.
(b)No part of the proceeds of the Loans will be used for the purpose, directly or indirectly, of buying or carrying any Margin Stock.
(c)Following the application of the proceeds of any Loan, no more than 25% of the value of the assets of the Borrower will consist of or be represented by Margin Stock.
5.10.Employee Benefit Plans.

(a)The Borrower, each of its Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. To the knowledge of the Borrower and each of its Subsidiaries, each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code is so qualified.
(b)No ERISA Event has occurred or is reasonably expected to occur.
(c)No Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrower, any subsidiary of the Borrower or any of their respective ERISA Affiliates except (i) to the extent required under Section 4980B of the Code, or (ii) otherwise, the payment or nonpayment of which would not reasonably be expected to result in a Material Adverse Effect.

(d)The Borrower sponsors and contributes to Pension Plans (including a Pension Plan not maintained by the Borrower) and makes payments to another employer pursuant to a contract regarding pension obligations, but such sponsorships, contributions and payments would not reasonably be expected to result in a Material Adverse Effect.
(e)To Borrower’s knowledge, no Material Adverse Effect would reasonably be expected to occur as a result of the status or condition of any Cargill Plan or any transaction undertaken with respect to any Cargill Plan.
5.11.[Reserved].

5.12.[Reserved].

5.13.Disclosure. No representation or warranty of the Borrower or any of its Subsidiaries contained in any Loan Document or in any other document, certificate or written statement furnished to the Lenders by or on behalf of the Borrower or any of its Subsidiaries for use in connection with the transactions contemplated by this Agreement, nor any of the reports, financial statements, certificates and other information required to be furnished pursuant to Section 6.01 after the Closing Date (other than financial statements of any target delivered to the Administrative Agent), as of the date furnished (except for the determination made as of the Closing Date, which is made as to all such information provided on or prior to the Closing Date, as a whole, and excluding projections and pro forma financial information referred to in the following sentence), contains any untrue statement of a material fact or omits to state a material fact (known to the Borrower, in the case of any information not furnished by it) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials were based upon good faith estimates and assumptions believed by the Borrower to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to the Borrower that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated hereby. As of the Closing Date, all of the information included in any Beneficial Ownership Certification delivered to the Administrative Agent or any Lender is true and correct.

5.14.Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions.

(a)Neither the Borrower, any of its Subsidiaries, any of its or their respective officers or directors nor, to the Borrower’s knowledge, any of the employees, agents or representatives of the Borrower or any of its Subsidiaries (in each case, acting in their capacity as such), (a) is a Sanctioned Person or has been notified or is otherwise aware that it is currently the subject or target of any Sanctions applicable to the Borrower or any of its Subsidiaries or (b) is in violation in any material respect of any applicable Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to procure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents (in each case, acting in such capacity) with applicable Anti-Corruption Laws and Sanctions.

(b)No proceeds of any Loan or Letter of Credit have been used, directly or indirectly, by the Borrower, any of its Subsidiaries or any of its or their respective directors, officers, employees or agents in a manner resulting in a breach of Section 7.11.
5.15.Affected Financial Institution. The Borrower is not an Affected Financial Institution.

ARTICLE VI

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation or expiration of all Letters of Credit, or provision of Cash Collateral for outstanding Letters of Credit, unless the Required Lenders shall otherwise give consent, the Borrower shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Article VI:
6.01.Financial Statements and Other Reports. The Borrower will maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit preparation of consolidated financial statements of the Borrower and its subsidiaries in conformity with GAAP. The Borrower will deliver, or cause to be delivered, to the Administrative Agent for the benefit of the Lenders:

(a)Events of Default, etc.: promptly upon any Responsible Officer of the Borrower obtaining knowledge (A) of any condition or event that constitutes a Default, or becoming aware that any Lender has given any notice (other than to the Administrative Agent) or taken any other action with respect to a claimed Default, (B) that any Person has given any notice to the Borrower or any of its Subsidiaries or taken any other action with respect to a claimed default or event or condition of the type referred to in Section 8.01(b) or (C) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of a Responsible Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Default, default, event or condition and what action the Borrower have taken, are taking and propose to take with respect thereto;
(b)Quarterly Financials: (i) as soon as available and in any event within 50 days after the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the Fiscal Quarter ended September 30, 2021), (A) the condensed consolidated balance sheets of the Borrower and its subsidiaries as at the end of such Fiscal Quarter and the related condensed consolidated statements of operations, comprehensive income, cash flows and equity (including all required footnotes thereto) of the Borrower and its subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and prepared by the Borrower in accordance with GAAP and certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure, and (ii) with respect to the first three Fiscal Quarters of each Fiscal Year, the management’s discussion and analysis incorporated into the Borrower’s Form

10-Q delivered for such Fiscal Quarter or, if no such discussion and analysis has been delivered, a narrative report describing the operations of the Borrower and its subsidiaries in the form prepared for presentation to senior management for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter; it being understood and agreed that the delivery of the Borrower’s Form 10-Q, if required, promptly following the filing thereof with the SEC shall satisfy the delivery requirements set forth in this clause (subject to the time periods set forth in this clause (b));
(c)Year-End Financials: as soon as available and in any event within 95 days after the Fiscal Year ending December 31, 2021, and each Fiscal Year thereafter, (i) the consolidated balance sheet of the Borrower and its subsidiaries as at the end of such Fiscal Year and the related consolidated statements of operations, comprehensive income, cash flows and equity (including all required footnotes thereto) of the Borrower and its subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and prepared by the Borrower in accordance with GAAP and certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the consolidated financial condition of the Borrower and its subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated, (ii) the management’s discussion and analysis incorporated in the Borrower’s Form 10-K delivered for such Fiscal Year or, if no such Form 10-K has been delivered, a narrative report describing the operations of the Borrower and its subsidiaries in the form prepared for presentation to senior management for such Fiscal Year, and (iii) in the case of all such consolidated financial statements, a report and opinion thereon of independent registered public accountants of recognized national standing selected by the Borrower, which report and opinion shall be prepared in accordance with audit standards of the Public Company Accounting Oversight Board and applicable Securities Laws without an emphasis paragraph relating to the ability of the Borrower and its subsidiaries to continue as a going concern, shall be an unqualified opinion as to the scope of the audit and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Borrower and its subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated in conformity with GAAP and that the audit by such accountants in connection with such consolidated financial statements has been made in accordance with, if applicable, the audit standards of the Public Company Accounting Oversight Board and otherwise in accordance with generally accepted auditing standards; and it being understood and agreed that the delivery of the Borrower’s Form 10-K, if required, promptly after the filing thereof with the SEC shall satisfy the requirements set forth in this clause (subject to the time periods set forth in this clause (c));
(d)Compliance Certificates: together with each delivery of financial statements pursuant to subdivisions (b) and (c) above, (i) an certificate of a Responsible Officer of the Borrower stating that the signer or signers have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that the signers do not have knowledge of the existence as at the date of such certificate, of any condition or event that constitutes a Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, are taking and propose to take with respect thereto; and (ii) a Compliance Certificate demonstrating in reasonable detail compliance at the end of the applicable accounting periods with the restrictions contained in Section 7.06;
(e)SEC Filings: promptly upon their becoming publicly available, copies of regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by the Borrower with any securities exchange or with the SEC;
(f)[reserved];
(g)ERISA Events: promptly upon a Responsible Officer of the Borrower becoming aware of (A) the occurrence of or forthcoming occurrence of any ERISA Event, which would reasonably be expected to result in a liability to the Borrower in excess of $30,000,000, a written notice specifying the nature thereof, what action the Borrower, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto, and (B) the occurrence or forthcoming occurrence of any event or circumstance relating to any Cargill Plan which could reasonably be expected to have a Material Adverse Effect, a written notice specifying the nature thereof;
(h)Ratings: promptly upon becoming aware of the issuance of any change in the Debt Rating, a statement describing such change, whether such change was made by S&P or Moody’s, and the effective date of such rating or change;
(i)Beneficial Ownership Regulation: (i) notification of any change in the information provided in any Beneficial Ownership Certification delivered to the Administrative Agent or any Lender that would result in a change to the list of beneficial owners identified therein (or, if applicable, notification of the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation), and (ii) any information or documentation requested by the Administrative Agent or any Lender for purposes of complying with the Beneficial Ownership Regulation; and
(j)Other Information: with reasonable promptness, such other information and data with respect to the Borrower or any of its Subsidiaries as from time to time may be reasonably requested by the Administrative Agent.
Documents required to be delivered pursuant to Section 6.01(b) or (c) (to the extent any such documents are included in materials otherwise filed with the SEC) or Section 6.01(e) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that, the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
6.02.Existence, etc. Except to the extent not prohibited under Section 7.07, the Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises material to its business; provided, however that neither the Borrower nor any of the Borrower’s Subsidiaries shall be required to preserve any such rights or franchises if the Governing Body of the Borrower or such Subsidiary or a Responsible Officer of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower or such Subsidiary, as the case may be, and that the loss thereof would not reasonably be expected to result in a Material Adverse Effect.

6.03.Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, pay all material taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any material penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any material penalty or fine shall be incurred with respect thereto, except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect; provided that no such tax, assessment, charge or claim need be paid if it is being contested in good faith by appropriate proceedings, so long as (i) such reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (ii) in the case of a tax, assessment, charge or claim which has or may become a Lien against any of the properties or assets of the Borrower or its Subsidiaries, the Lien is not being enforced by foreclosure or sale of any portion of such properties or assets to satisfy such charge or claim or is otherwise permitted by this Agreement.

6.04.Maintenance of Properties; Insurance.

(a)Maintenance of Properties. Except to the extent not prohibited under Section 7.07, the Borrower will, and will cause each of its Subsidiaries to, (i) maintain, preserve and protect all of its material properties (including material Intellectual Property) and equipment necessary in the operation of its business in good repair, working order and condition, ordinary wear and tear excepted and (ii) make all necessary repairs thereto and renewals and replacements thereof except in each case where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)Insurance. The Borrower will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrower and its Subsidiaries as may customarily be carried or maintained under similar circumstances by corporations of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance and retentions), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for corporations similarly situated in the industry.
6.05.Inspection Rights; Books and Records. The Borrower shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by the Administrative Agent (and, during the continuance of an Event of Default, any Lender) to visit and inspect any of the properties of the Borrower or of any of its Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants (provided that the Borrower may, if it so chooses, be present at or participate in any each discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested or at any time or from time to time following the occurrence and during the continuation of an Event of Default. As long as no Event of Default has occurred and is continuing, (a) the Lenders shall coordinate the exercise of their inspection rights under the immediately preceding sentence through the Administrative Agent and limit the exercise of each rights to one time per Fiscal Year and (b) subject to Section 10.04, neither the Borrower nor any Subsidiary of the Borrower shall be required to pay or reimburse any costs or expenses incurred by the Lenders in connection with such inspection and visitation rights.

6.06.Compliance with Laws, etc. The Borrower shall comply, and shall cause each of its Subsidiaries to comply with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority, except where noncompliance would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with Anti-Corruption Laws and applicable Sanctions.

ARTICLE VII

NEGATIVE COVENANTS

The Borrower covenants and agrees that, so long as any of the Commitments hereunder shall remain in effect and until payment in full of all of the Loans and other Obligations (other than Unasserted Obligations) and the cancellation of, expiration of or provision of Cash Collateral for all outstanding Letters of Credit, unless the Required Lenders shall otherwise give consent, the Borrower shall perform or cause to be performed, and shall cause each of its Subsidiaries to perform, all covenants in this Article VII:

7.01.Indebtedness. The Borrower shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(a)the Obligations;
(b)(i) Contingent Obligations in respect of Letters of Credit, (ii) Contingent Obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with Transfers of properties or assets or with purchases of properties or assets, (iii) Contingent Obligations in respect of (A) any Indebtedness permitted pursuant to this Section 7.01 or (B) any other obligation of the Borrower or any of its Subsidiaries incurred in a transaction that is not prohibited by this Agreement or any other Loan Document and (iv) Contingent Obligations consisting of guarantees by Foreign Subsidiaries in an aggregate amount not exceeding $250,000,000 at any one time outstanding;
(c)Indebtedness owed by any Subsidiary to the Borrower or any other Subsidiary;
(d)Indebtedness described in Schedule 7.01, together with any refinancing, refunding, renewal, modification, extension or replacement thereof, to the extent that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, modification, extension or replacement except for (i) any premium or other amount paid and fees and expenses reasonably incurred in connection with such refinancing, refunding, renewal, modification, extension or replacement, or (ii) any commitment unutilized thereunder;
(e)Indebtedness of any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Leases and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness to the extent not increasing the outstanding principal amount thereof or resulting in an earlier maturity date or decreasing the weighted average life thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) to the extent the principal amount of Indebtedness secured by any such Lien shall at no time exceed the original purchase price of such property at the time it was acquired;
(f)Indebtedness owed by any Subsidiary of the Borrower not in excess of $500,000,000 incurred in connection with debt service obligations or other debt obligations related, in either case, to the MWSPC Project;
(g)Indebtedness of a Person existing at the time such Person became a Subsidiary or assets were acquired from such Person to the extent that (i) such Indebtedness was not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or the acquisition of such assets, respectively, and (ii) the aggregate outstanding principal amount of such Indebtedness does not exceed $200,000,000 at any time outstanding;
(h)obligations in respect of Swap Contracts to the extent such agreements are entered into in the ordinary course of business and not for speculative purposes;

(i)Indebtedness arising from the honoring of a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;
(j)obligations of any Subsidiary of the Borrower in respect of performance bonds and completion, guarantee, surety and similar bonds, in each case obtained in the ordinary course of business to support statutory and contractual obligations (other than Indebtedness), including financial assurance obligations, arising in the ordinary course of business;
(k)Indebtedness owed to customers of any Subsidiary of the Borrower arising from the receipt of advance payments from a customer;
(l)Indebtedness of a Florida Land Subsidiary or a Brazil Transaction Subsidiary which is non-recourse to the Borrower or any other Subsidiary (other than a Florida Land Subsidiary or a Brazil Transaction Subsidiary, respectively);
(m)Brazil Structured Payables;
(n)[reserved]; and
(o)Indebtedness not otherwise permitted by this Section 7.01 in an aggregate principal amount (when combined with the principal amount of obligations secured by Liens permitted by Section 7.02(a)(iii)(I)) not to exceed 20% of Consolidated Total Assets as shown in the most recent consolidated balance sheet of the Borrower and its subsidiaries furnished pursuant to Section 6.01(b) or 6.01(c).
7.02.Liens and Related Matters.

(a)Prohibition on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or Accounts) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, except:
(i)Permitted Encumbrances;
(ii)Liens described in Schedule 7.02A;
(iii)
(A)Liens securing obligations incurred in connection with transactions governed by a Swap Contract to the extent (1) such transactions are entered into in the ordinary course of business but not for speculative purposes or (2) related to an exchange-traded derivative;
(B)Liens on any property or assets existing at the time such property or asset was acquired (including Liens on the property or assets of any Person that becomes a Subsidiary of the Borrower that existed at the time such Person became a Subsidiary by acquisition, merger, consolidation or otherwise), which Liens were not created in contemplation of such acquisition; provided that (i)

such Liens shall not extend to or cover any property or assets of any character other than the property or assets being acquired and (ii) such Liens shall secure only those obligations which such Liens secured on the date of such acquisition;
(C)Liens securing Indebtedness permitted pursuant to Section 7.01(e) (or Indebtedness of the same type incurred by the Borrower) upon or in any real property or equipment acquired or held by the Borrower or any Subsidiary in the ordinary course of business to secure the purchase price of such property or equipment or to secure Indebtedness incurred solely for the purpose of financing the acquisition of such property or equipment; provided that (A) such Liens shall not extend to or cover any property or assets of any character other than the property or equipment being financed, (B) such Liens shall be created within 90 days of the acquisition of the related asset and (C) the amount of Indebtedness secured thereby is not increased;
(D)Liens in favor of the Borrower or any Subsidiary of the Borrower made by any Subsidiary of the Borrower;
(E)customary restrictions on Transfers of assets contained in agreements related to such Transfer by the Borrower or any Subsidiary of the Borrower of assets pending their Transfer, provided that such restrictions apply only to the assets to be Transferred and such Transfer is permitted hereunder;
(F)Liens on Receivables to secure a Receivables Financing permitted pursuant to Section 7.07(c);
(G)Liens on Florida Land or Brazil Assets or Securities in a Florida Land Subsidiary or a Brazil Transaction Subsidiary securing Indebtedness permitted by Section 7.01(l);
(H)Liens on cash or deposits granted in favor of the L/C Issuers to Cash Collateralize any Defaulting Lender’s participation in Letters of Credit;
(I)Liens not otherwise permitted hereunder securing obligations in an aggregate principal amount (when combined with the principal amount of Indebtedness outstanding under Section 7.01(o)) not to exceed 20% of Consolidated Total Assets as shown in the most recent consolidated balance sheet of the Borrower and its subsidiaries furnished pursuant to Section 6.01(b) or 6.01(c);
(J)Liens created (1) in favor of a Governmental Authority to secure Environmental Claims and/or financial assurances of the performance of statutory or regulatory obligations with respect to environmental matters or asset retirement obligations, in an amount not to exceed in the aggregate at any time outstanding (x) $700,000,000 plus the aggregate amount of all interest and dividends received on, capital gains (realized and unrealized) of, and other returns on such Investments and (y) $300,000,000 plus the aggregate amount of all interest and dividends received on, capital gains (realized and unrealized), and other returns on such Investments and additional amounts required from time to time under agreements establishing, or requiring the establishment of, the trusts or escrows holding such Investments or (2) in the alternative, in favor of the issuers of surety or performance bonds up to the amounts referred to in the foregoing clauses (x) and (y), respectively, to secure reimbursement obligations to such issuers in respect of such bonds;
(iv)the replacement, extension or renewal of any Lien permitted by Section 7.02(b), 7.02(c)(ii), 7.02(c)(iii) or 7.02(c)(vi) above upon or in the same property subject thereto arising out of the replacement, extension or renewal of the Indebtedness secured thereby (to the extent the amount thereof is not increased); and
(v)to the extent the Borrower or any of its Subsidiaries has received a patronage loan from CoBank, ACB (“CoBank”) or from any of CoBank’s Affiliates, CoBank’s Liens (including the right of setoff) in the CoBank Equities (as defined below) and in any cash patronage related thereto; for purposes hereof, “CoBank Equities” shall mean, in connection with, or because of the existence of, a patronage loan received by the Borrower or any of its Subsidiaries from CoBank, any stock, patronage refunds issued in the form of stock or otherwise constituting allocated units, patronage surplus (including any such surplus accrued by CoBank for the account of the Borrower or such Subsidiary) and other equities in CoBank acquired by the Borrower or such Subsidiary, and the proceeds of any of the foregoing.

(b)No Further Negative Pledges. Neither the Borrower nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of their properties or assets, whether now owned or hereafter acquired, other than (i) any agreement evidencing Indebtedness secured by Liens permitted by this Agreement, as to the assets securing such Indebtedness, (ii) any agreement evidencing an asset Transfer as to the assets being Transferred, (iii) restrictions and conditions arising under this Agreement and the other Loan Documents or the Mosaic Indenture and the notes issued thereunder, (iv) customary provisions in licenses, governmental permits, leases and other contracts restricting the assignment thereof, (v) customary provisions in joint venture agreements relating solely to the respective joint venture or the Securities therein, (vi) restrictions and conditions contained in any agreements existing at the time of (and not created in contemplation of) the acquisition of any Person or assets (including agreements governing Indebtedness permitted pursuant to Section 7.01(e) or 7.01(g)) provided that such restrictions and conditions apply only to the Person or assets so acquired, (vii) restrictions and conditions imposed by any Governmental Authority and (viii) restrictions under an agreement governing Indebtedness of a Foreign Subsidiary incurred in compliance with Section 7.01 if such restriction applies only to assets of such Foreign Subsidiary or any Subsidiary thereof; provided, that the foregoing shall not apply to any such restrictions or conditions imposed by the terms of any Indebtedness of the Borrower or any of its Subsidiaries for borrowed money that the Borrower or any of its Subsidiaries incurs after the Closing Date in compliance with this Agreement if such restrictions or conditions are no less favorable to the Borrower and the Lenders than those contained in the Mosaic Indenture or this Agreement.
(c)No Restrictions on Subsidiary Distributions to the Borrower or Other Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Subsidiary to (i) pay dividends or make any other distributions on any of such Subsidiary’s Equity Interests owned by the Borrower or any other Subsidiary of the Borrower, (ii) repay or prepay any Indebtedness owed by such Subsidiary to the Borrower or any other Subsidiary of the Borrower, (iii) make loans or advances to the Borrower or any other Subsidiary of the Borrower, or (iv) transfer any of its property or assets to the Borrower or any other Subsidiary of the Borrower, except in each case (A) as provided in this Agreement, any other Loan Document or existing on the Closing Date and identified on Schedule 7.02C, (B) as to transfers of assets, as may be provided in an agreement with respect to a sale, lease or license of such assets, (C) as required by law, rules or regulations of any Governmental Authority, (D) as to customary restrictions and conditions that waive or prohibit the subrogation of claims and/or prohibit parties to such agreements from collecting intercompany obligations customarily included in guaranty or indemnity agreements, (E) as to customary provisions in joint venture agreements relating solely to the respective Joint Venture or the Securities thereof and (F) as to any such restrictions or conditions imposed by the terms of any Indebtedness of the Borrower or any of its Subsidiaries for borrowed money that the Borrower or any of its Subsidiaries incurs after the Closing Date in compliance with this Agreement if such restrictions or conditions are no less favorable to the Borrower and the Lenders than those contained in the Mosaic Indenture or this Agreement.
7.03.[Reserved].

7.04.Fiscal Year. The Borrower shall not change its Fiscal Year-end from December 31 without prior written notice to the Administrative Agent and delivery to the Administrative Agent of financial information and calculations evidencing reconciliations related to such Fiscal Year-end change, which information and calculations shall be in form and substance reasonably satisfactory to the Administrative Agent.

7.05.[Reserved].

7.06.Financial Covenants.

(a)Consolidated Indebtedness to Consolidated Capitalization Ratio. The Borrower will maintain at all times a ratio of Consolidated Indebtedness to Consolidated Capitalization of not greater than 0.65 to 1.0; provided, however, in connection with any Qualified Acquisition for which the non-equity purchase consideration equals or exceeds $1,000,000,000, the otherwise applicable maximum ratio of Consolidated Indebtedness to Consolidated Capitalization for each of the four consecutive fiscal quarters, beginning with the fiscal quarter in which such Qualified Acquisition occurs, shall, at the discretion of the Borrower, be increased to 0.70 to 1.0; provided, further, that (i) the maximum ratio of Consolidated Indebtedness to Consolidated Capitalization shall revert to 0.65 to 1.0 at the end of such four fiscal quarter period, (ii) after such reversion following the four fiscal quarter period during an election by the Borrower to increase the maximum ratio of Consolidated Indebtedness to Consolidated Capitalization, the otherwise applicable ratio of Consolidated Indebtedness to Consolidated Capitalization shall be in effect for at least two consecutive fiscal quarters before the Borrower shall again be able to elect to increase the maximum ratio of Consolidated Indebtedness to Consolidated Capitalization pursuant to this proviso and (iii) the Borrower shall be able to make such election twice during the term of this Agreement. In the event the Borrower elects to increase the ratio of Consolidated Indebtedness to Consolidated Capitalization pursuant to this Section 7.06, the Borrower shall notify the Administrative Agent in writing at such time as the applicable Qualified Acquisition is consummated.

(b)Minimum Interest Coverage Ratio. The Borrower shall not permit the Interest Coverage Ratio, measured as of the last day of any Fiscal Quarter, to be less than 3.00 to 1.00.
7.07.Asset Sales and Receivables Financing.

(a)Asset Sales. The Borrower shall not, and shall not permit any Subsidiary to, Transfer all or substantially all of business, property or assets of the Borrower and its Subsidiaries, on a consolidated basis.
(b)[Reserved].
(c)Receivables Financing. The Borrower shall not, and shall not permit its Domestic Subsidiaries to, Transfer, factor, securitize, or discount Receivables in connection with Receivables Financings, the aggregate principal amount of which exceeds $500,000,000 at any one time outstanding.
7.08.[Reserved].

7.09.[Reserved].

7.10.Conduct of Business. From and after the Closing Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, engage in any businesses that are material to the Borrower and its Subsidiaries, taken as a whole, other than the businesses engaged in by the Borrower and its Subsidiaries on the Closing Date, and businesses reasonably related, complementary, ancillary or incidental thereto, provided that the Borrower and its Subsidiaries may engage, directly or indirectly, in the management or operation of a Florida Land Subsidiary and the development and Transfer of Florida Land.

7.11.Use of Proceeds.

(a)The Borrower will not request any Loan or Letter of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Loan or Letter of Credit, directly or, to the knowledge of the Borrower, indirectly, (i) for the purpose of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, in violation of any Sanctions, or (iii) in any manner that would result in the violation of any applicable Sanctions by any party hereto.
(b)The Borrower shall not use, and shall ensure that its Subsidiaries do not use any portion of the proceeds of any borrowing under this Agreement in any manner that might cause the borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and such use of proceeds.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01.Events of Default. Any of the following events or conditions shall constitute an event of default (each, an “Event of Default”):

(a)Failure to Make Payments When Due. Failure of the Borrower to pay any principal of any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; failure by the Borrower to pay when due any amount payable to any L/C Issuer in reimbursement of any drawing under a Letter of Credit; or failure by the Borrower to pay any interest on any Loan or any fee or any other Obligation within three Business Days after the date due; or
(b)Default in Other Agreements.
(i)Failure of the Borrower or any Subsidiary of the Borrower to pay when due any principal of or interest on or any other amount payable in respect of Indebtedness (other than Indebtedness referred to in Section 8.01(a) or Indebtedness between the Borrower and any Subsidiary of the Borrower or between any of the Borrower’s Subsidiaries) with an outstanding principal amount of $100,000,000 or more beyond the end of any grace period provided therefor, provided, that an Event of Default under this clause (i) caused by failure to make a payment with respect to such Indebtedness shall be cured for purposes of this Agreement upon the Person asserting such failure waiving such failure or upon the Borrower or a Subsidiary curing such failure if, at the time of such waiver or such cure the Administrative Agent has not exercised any rights or remedies with respect to such Event of Default under this clause (i); or
(ii)breach or default by the Borrower or any of its Subsidiaries with respect to any agreement or condition relating to Indebtedness (other than Indebtedness between the Borrower and any of its Subsidiaries or between any of the Borrower’s Subsidiaries) with an outstanding principal amount of $100,000,000 or more (excluding any default in connection with any ammonia vessel financing transaction (including any lease financing transaction) so long as such financing does not exceed an aggregate amount of $250,000,000), or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which breach, default, event or condition is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders) to cause, such Indebtedness to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (with all notices provided for therein having been given and all grace periods provided for therein having lapsed, such that no further notice or passage of time is required in order for such holders or such trustee to exercise such right, other than notice of their or its election to exercise such right); provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Transfer of the property or assets securing such Indebtedness; provided further that an Event of Default under this clause (ii) caused by the occurrence of a breach or default with respect to such Indebtedness shall be cured for purposes of this Agreement upon the Person asserting such breach or default waiving such breach or default or upon the Borrower or a Subsidiary curing such breach or default if, at the time of such waiver or such cure the Administrative Agent has not exercised any rights or remedies with respect to an Event of Default under this clause (ii); or
(c)Breach of Certain Covenants. Failure of the Borrower to perform or comply with any term or condition contained in Section 6.01(a) (to the extent arising from the failure to provide notice of an Event of Default) or 6.02 or Article VII of this Agreement; or
(d)Breach of Warranty. Any representation, warranty or certification made by the Borrower or any Subsidiary of the Borrower in any Loan Document or in any certificate at any time given by the Borrower or any Subsidiary of the Borrower in writing pursuant hereto or thereto or in connection herewith or therewith (i) that is subject to materiality qualifications shall be incorrect or misleading in any respect when made or deemed made or (ii) that is not subject to materiality qualifications shall be incorrect or misleading in any material respect when made or deemed made; or
(e)Other Defaults Under Loan Documents. The Borrower or any Subsidiary of the Borrower shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents, other than any such term referred to or covered in any other subsection of this Section 8.01, and such default shall not have been remedied or waived within 30 days after receipt by the Borrower or such Subsidiary of notice from the Administrative Agent or any Lender of such default; or
(f)Involuntary Bankruptcy; Appointment of Receiver, etc.
(i)A court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under the Bankruptcy Code or under any other applicable Debtor Relief Laws now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or
(ii)an involuntary case shall be commenced against the Borrower or any Subsidiary of the Borrower under the Bankruptcy Code or under any other applicable Debtor Relief Laws now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, conservator, custodian or other officer having similar powers over the Borrower or any Subsidiary of the Borrower, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of the Borrower or any Subsidiary of the Borrower for all or a substantial part of the property of the Borrower or any Subsidiaries of the Borrower, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or
(g)Voluntary Bankruptcy; Appointment of Receiver, etc.
(i)The Borrower or any Subsidiary of the Borrower shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or the Borrower or any Subsidiary of the Borrower shall make any assignment for the benefit of creditors; or
(ii)the Borrower or any Subsidiary of the Borrower shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the Governing Body of the Borrower or any Subsidiary of the Borrower (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or
(h)Judgments and Attachments. Any money judgment, writ or warrant of attachment, execution or similar process involving in the aggregate at any time an amount in excess of $100,000,000 to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage, shall be entered or filed against the Borrower or any Subsidiary of the Borrower or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or
(i)Dissolution. Any order, judgment or decree shall be entered against the Borrower or any Material Subsidiary decreeing the dissolution or split up of the Borrower or any Material Subsidiary in a manner not permitted under Section 7.07, and such order shall remain undischarged or unstayed for a period in excess of 30 days; or
(j)Employee Benefit Plans. There shall occur one or more ERISA Events that individually or in the aggregate result in or would reasonably be expected to result in a Material Adverse Effect; or there shall exist an amount of unfunded benefit liabilities (as reported in the Borrower’s most recent Form 5500), individually or in the aggregate for all Pension Plans to which the Borrower or any Subsidiary of the Borrower has contributed (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which would reasonably be expected to result in a Material Adverse Effect; or there shall exist an event or circumstance known to any Responsible Officer of the Borrower with respect to a Cargill Plan that would reasonably be expected to have a Material Adverse Effect; or
(k)Change of Control. A Change of Control shall have occurred; or
(l)Invalidity of Loan Documents; Repudiation of Obligations. At any time after the execution and delivery thereof, (i) any Loan Document or any provision thereof, for any reason other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void, (ii) the Borrower or any Subsidiary of the Borrower shall contest the validity or enforceability of any Loan Document or any provision thereof in writing, or (iii) the Borrower shall deny in writing that it has any further liability, including with respect to future advances by the Lenders, under any Loan Document or any provision thereof.
8.02Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the commitment of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
(c)require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the Minimum Collateral Amount with respect thereto); and
(d)exercise on behalf of itself, the Lenders and the L/C Issuer all rights and remedies available to it, the Lenders and the L/C Issuer under the Loan Documents;
provided, however, that upon the occurrence of an event described in Section 8.01(f) or 8.01(g), the obligation of each Lender to make Loans and any obligation of the L/C Issuer to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Administrative Agent or any Lender.
8.03.Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall, subject to the provisions of Sections 2.16 and 2.17, be applied by the Administrative Agent in the following order:
First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders and the L/C Issuer (including fees, charges and disbursements of counsel to the respective Lenders and the L/C Issuer and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, L/C Borrowings and other Obligations, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Third payable to them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, ratably among the Lenders and the L/C Issuer in proportion to the respective amounts described in this clause Fourth held by them;
Fifth, to the Administrative Agent for the account of the L/C Issuer, to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized by the Borrower pursuant to Sections 2.03 and 2.16; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Subject to Sections 2.03(c) and 2.16, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fifth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.
ARTICLE IX

ADMINISTRATIVE AGENT

9.01.Appointment and Authority. Each of the Lenders and the L/C Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX are solely for the benefit of the Administrative Agent, the Lenders and the L/C Issuer, and the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02.Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
9.01.Exculpatory Provisions. The Administrative Agent or any Arranger, as applicable, shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent or any Arranger, as applicable:

(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or the L/C Issuer, any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Borrower or any of its Affiliates, that is communicated to, obtained or in the possession of, the Administrative Agent, Arrangers or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein;
(d)shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower, a Lender or the L/C Issuer; and
(e)shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
9.04.Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the L/C Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the L/C Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the L/C Issuer prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05.Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06.Resignation of Administrative Agent.

(a)The Administrative Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower so long as no Event of Default exists (such consent not to be unreasonably withheld or delayed), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), with the consent of the Borrower so long as no Event of Default exists (such consent not to be unreasonably withheld or delayed), on behalf of the Lenders and the L/C Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above, provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, with the consent of the Borrower so long as no Event of Default exists (such consent not to be unreasonably withheld or delayed), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
(d)Any resignation by Bank of America as Administrative Agent pursuant to this Section 9.06 shall also constitute its resignation as an L/C Issuer and Swing Line Lender. If Bank of America resigns as the L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as the L/C Issuer and all L/C Obligations with respect thereto, including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c). If Bank of America resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment by the Borrower of a successor L/C Issuer or Swing Line Lender hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as applicable, (b) the retiring L/C Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
9.07.Non-Reliance on the Administrative Agent, the Arrangers and the Other Lenders. Each Lender and the L/C Issuer expressly acknowledges that none of the Administrative Agent nor the Arrangers has made any representation or warranty to it, and that no act by the Administrative Agent or the Arrangers hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of the Borrower of any Affiliate thereof, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Arrangers to any Lender or the L/C Issuer as to any matter, including whether the Administrative Agent or the Arrangers have disclosed material information in their (or their Related Parties’) possession. Each Lender and the L/C Issuer represents to the Administrative Agent and the Arrangers that it has, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower and its subsidiaries, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrower hereunder. Each Lender and the L/C Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower. Each Lender and the L/C Issuer represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring or holding commercial loans in the ordinary course and is entering into this Agreement as a Lender or L/C Issuer for the purpose of making, acquiring or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or L/C Issuer, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument, and each Lender and the L/C Issuer agrees not to assert a claim in contravention of the foregoing. Each Lender and the L/C Issuer represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender or such L/C Issuer, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.

9.08.No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the L/C Issuer hereunder.
9.09.Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Sections 2.03(i) and (j), 2.09 and 10.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer in any such proceeding.
9.10Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a

Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
9.11Recovery of Erroneous Payments.
Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender, the Swing Line Lender or the L/C Issuer (each a “Credit Party”) whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount.  The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

ARTICLE X
MISCELLANEOUS

10.01.Amendments, Etc. Subject to Sections 2.14, 2.15, and 3.03(c) and the last paragraph of this Section 10.01, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)waive any condition set forth in Section 4.01(a) without the written consent of each Lender;
(b)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;
(c)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d)reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest or Letter of Credit Fees at the Default Rate;
(e)change Section 2.13 or 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;
(f)change any provision of this Section or the definition of “Required Lenders” without the written consent of each Lender directly affected thereby; or
(g)subordinate the Obligations to any Indebtedness without the written consent of each Lender;
and, provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the L/C Issuer in addition to the Lenders required above, affect the rights or duties of the L/C Issuer under this Agreement or any Issuer Document relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender in addition to the Lenders required above, affect the rights or duties of the Swing Line Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (y) any waiver, amendment, consent or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
    With respect to any matter requiring the approval of each Lender, each Lender directly and adversely affected thereby or other specified Lenders, it is understood and agreed that Voting Participants shall have the voting rights specified in Section 10.06(g) as to such matter.
Notwithstanding any provision herein to the contrary, if the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document (including the schedules and exhibits thereto), then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

10.02Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in clause (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or electronic mail, or with respect to communications between the Borrower and the Administrative Agent, the Administrative Agent’s secured communications platform, as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower, the Administrative Agent, the L/C Issuer or the Swing Line Lender, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in sub clause (b) below, shall be effective as provided in such clause (b).
(b)Electronic Communications. Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent, the Swing Line Lender, the L/C Issuer or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s, the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging service, or through the Internet, except to the extent of direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Agent Party, as determined by a final non-appealable judgment of a court of competent jurisdiction.
(d)Change of Address, Etc. Each of the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the L/C Issuer and the Swing Line Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)Reliance by Administrative Agent, L/C Issuer and Lenders. The Administrative Agent, the L/C Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Loan Notices, Letter of Credit Applications and Swing Line Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the L/C Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
10.03.No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, the L/C Issuer or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders and the L/C Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the L/C Issuer or the Swing Line Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as L/C Issuer or Swing Line Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
10.04.Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the L/C Issuer in connection with the issuance, amendment, extension, reinstatement or renewal of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the L/C Issuer (including the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the L/C Issuer), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the L/C Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including, without limitation, the Indemnitee’s reliance on any Communication executed using an Electronic Signature, or in the form of an Electronic Record), the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the L/C Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any liability under Environmental Law related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee (or any of its Related Indemnitees), (y) result from a claim brought by the Borrower against an Indemnitee (or any of its Related Indemnitees) for a material breach of such Indemnitee’s (or any of its Related Indemnitee’s) obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) result from a claim not involving an act or omission of the Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Arrangers or the Administrative Agent in their capacities as such). Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clauses (a) or (b) of this Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof), the L/C Issuer, the Swing Line Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the L/C Issuer, the Swing Line Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Total Credit Exposure at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the L/C Issuer or the Swing Line Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Person shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.
(e)Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor.
(f)Survival. The agreements in this Section 10.04 and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the L/C Issuer and the Swing Line Lender, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
10.05.Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06.Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in clause (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in L/C Obligations and in Swing Line Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in clause (b)(i)(B) of this Section 10.06 in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in clause (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not apply to the Swing Line Lender’s rights and obligations in respect of Swing Line Loans;
(iii)Required Consents. No consent shall be required for any assignment except to the extent required by clause (b)(i)(B) of this Section 10.06 and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and
(C)the consent of the L/C Issuer and the Swing Line Lender shall be required for any assignment.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
(v)No Assignment to Certain Persons. No such assignment shall be made (A) to the Borrower or any of the Borrower’s Affiliates or subsidiaries, (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B), or (C) to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons).
(vi)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the L/C Issuer or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in

Letters of Credit and Swing Line Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this clause (vi), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(vii)Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05, and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 10.06.
(c)Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of one or more natural Persons, a Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders

and the L/C Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall, subject to Section 10.06(g) regarding the rights of Voting Participants, provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06 (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 10.06; provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.13 as if it were an assignee under clause (b) of this Section 10.06 and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability to any Participant, including, without limitation, any Voting Participants.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)Resignation as L/C Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time any L/C Issuer or the Swing Line Lender assigns all of its Revolving Commitment and Revolving Loans pursuant to clause (b) above, such L/C Issuer or Swing Line Lender may, (i) upon 30 days’ notice to the Administrative Agent, the Borrower and the Lenders, resign as L/C Issuer and/or (ii) upon 30 days’ notice to the Borrower, resign as Swing Line Lender. In the event of any such resignation as L/C Issuer or Swing Line Lender, the Borrower shall be entitled to appoint from among the Lenders a successor L/C Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of such Lender as L/C Issuer or Swing Line Lender, as the case may be. If the L/C Issuer resigns as L/C Issuer, it shall retain all the rights, powers, privileges and duties of the L/C Issuer hereunder with respect to all Letters of Credit issued by it and outstanding as of the effective date of its resignation as L/C Issuer and all L/C Obligations with respect thereto (including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.03(c)). If the Swing Line Lender resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Base Rate Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.04(c). Upon the appointment of a successor L/C Issuer and/or Swing Line Lender, (x) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer or Swing Line Lender, as the case may be, and (y) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the applicable retiring L/C Issuer to effectively assume the obligations of the applicable retiring L/C Issuer with respect to such Letters of Credit.
(g)Voting Participants. Notwithstanding anything in this Section 10.06 to the contrary, any Farm Credit Lender that (i) has purchased a participation from any Lender that is a Farm Credit Lender (a “Voting Participation Seller”) in the minimum amount of $5,000,000 on or after the Closing Date, and (ii) is consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed), in substantially the form of Exhibit I (a “Voting Participant Notification”), designated by the Voting Participation Seller as being entitled to be accorded the rights of a voting participant hereunder (any Farm Credit Lender so designated being called a “Voting Participant”), shall be entitled to vote (and the voting rights of the Voting Participation Seller shall be correspondingly reduced), on a Dollar for Dollar basis, as if such Voting Participant were a Lender, on any matter requiring or allowing a Lender to provide or withhold its consent, or to otherwise vote on any proposed action, in each case, in lieu of the vote of the Voting Participation Seller; provided, however, no Voting Participant shall have any voting rights under this Section 10.06 if their respective Voting Participation Seller is no longer a Lender under this Agreement or is a Defaulting Lender. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 10.06 as of the Closing Date shall be a Voting Participant without delivery of a Voting Participant Notification and without the prior written consent of the Administrative Agent. To be effective, each Voting Participant Notification shall, with respect to any Voting Participant, (A) state the full name of such Voting Participant, (B) state the dollar amount of the participation purchased (and corresponding applicable percentage of the relevant commitments) and (C) include such other information as may be reasonably required by the Administrative Agent. The Voting Participation Seller shall notify the Administrative Agent and the Borrower of any termination of, or reduction or increase in the amount of, such participation and shall promptly upon request of the Administrative Agent update or confirm there has been no change in the information set forth in Schedule 10.06 or delivered in connection with any Voting Participant Notification. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information provided by a Lender identifying itself or its participant as a Farm Credit Lender without verification thereof and may also conclusively rely on the information set forth in Schedule 10.06, delivered in connection with any Voting Participant Notification or otherwise furnished pursuant to this clause (g) and, unless and until notified thereof in writing by the Voting Participation Seller and acknowledged by the Administrative Agent (such acknowledgment not to be unreasonably withheld or delayed), may assume that there have been no changes in the identity of Voting Participants, the Dollar amount of participations (and corresponding applicable percentage of the relevant commitments), or any other information furnished to the Borrower or the Administrative Agent pursuant to this clause (g). Neither the Administrative Agent nor any of its Related Parties shall be responsible or have any liability for, or have any duty to ascertain, inquire into or monitor, as to whether any Voting Participation Seller or Voting Participant is a Farm Credit Lender. The voting rights hereunder are solely for the benefit of the Voting Participants and shall not inure to any assignee or participant of a Voting Participant (except to the extent of a sale of a participation otherwise in compliance with the terms of this Section 10.06(g)).
10.7Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the L/C Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 10.07, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.15(c) or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the application, issuance, publishing and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, (h) with the consent of the Borrower or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 10.07, (y) becomes available to the Administrative Agent, any Lender, the L/C Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower; provided that the source of such information was not known by such Administrative Agent, Lender or L/C Issuer at the time of disclosure to be bound by any confidentiality obligation to the Borrower in respect of such information or (z) is independently discovered or developed by a party hereto without utilizing any Information received from the Borrower or violating the terms of this Section 10.07. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.
For purposes of this Section 10.07, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the L/C Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent, the Lenders and the L/C Issuer acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with Applicable Law, including United States Federal and state securities Laws.
10.8.Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the L/C Issuer and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the L/C Issuer or any such Affiliate to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender or the L/C Issuer or their respective Affiliates, irrespective of whether or not such Lender, L/C Issuer or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the L/C Issuer different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the L/C Issuer and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the L/C Issuer and their respective Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender, the L/C Issuer or their respective Affiliates may have. Each Lender and the L/C Issuer agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.
10.9.Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
10.10.Integration; Effectiveness. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or the L/C Issuer, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
10.11.Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.
10.12.Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, the L/C Issuer or the Swing Line Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.
10.13.Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 10.06(b);
(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and L/C Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with Applicable Laws; and
(e)in the case of an assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
Each party hereto agrees that (a) an assignment required pursuant to this Section 10.13 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (b) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to an be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.
Notwithstanding anything in this Section 10.13 to the contrary, (i) any Lender that acts as the L/C Issuer may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such L/C Issuer or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such L/C Issuer) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the Administrative Agent may not be replaced hereunder except in accordance with the terms of Section 9.06.
10.14.Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY

SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, THE L/C ISSUER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER OR the L/C Issuer MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c)WAIVER OF VENUE. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (B) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
10.15Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON

CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.
10.16.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, the Arrangers, each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, the Arrangers nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, the Arrangers nor any Lender has any obligation to disclose any of such interests to the Borrower or any of its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
10.17.Electronic Execution. This Agreement, any Loan Document and any other Communication, including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. The Borrower and each Credit Party agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on such Person to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of such Person enforceable against such Person in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent and each of the Credit Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent, the L/C Issuer nor the Swing Line Lender is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by such Person pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent, the L/C Issuer and/or the Swing Line Lender has agreed to accept such Electronic Signature, the Administrative Agent and each of the Credit Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower and/or any Credit Party without further verification and regardless of the appearance or form of such Electronic Signature, and (b) upon the request of the Administrative Agent or any Credit Party, any Communication executed using an Electronic Signature shall be promptly followed by a manually executed counterpart.
Neither the Administrative Agent, the L/C Issuer nor the Swing Line Lender shall be responsible for or have any duty to ascertain or inquire into the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document (including, for the avoidance of doubt, in connection with the Administrative Agent’s, the L/C Issuer’s or the Swing Line Lender’s reliance on any Electronic Signature transmitted by telecopy, emailed .pdf or any other electronic means). The Administrative Agent, the L/C Issuer and the Swing Line Lender shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any Communication or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).
The Borrower and each Credit Party hereby waives (i) any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document based solely on the lack of paper original copies of this Agreement, such other Loan Document, and (ii) any claim against the Administrative Agent, each Credit Party and each Related Party for any liabilities arising solely from the Administrative Agent’s and/or any Credit Party’s reliance on or use of Electronic Signatures, including any liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.
10.18.USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.19.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Solely to the extent any Lender or L/C Issuer that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or L/C Issuer that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender or L/C Issuer that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
10.20Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 10.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R.  § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.  § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.  § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R.  §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
10.21.Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent, the L/C Issuer or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, the L/C Issuer or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, the L/C Issuer or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, the L/C Issuer or any Lender from Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, the L/C Issuer or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, the L/C Issuer or any Lender in such currency, the Administrative Agent, the L/C Issuer or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE MOSAIC COMPANY, a Delaware corporation

By:	/s/Okechukwu (“Ok”) E. Azie
Name:	Okechukwu (“Ok”) E. Azie
Title:	Vice President and Treasurer

THE MOSAIC COMPANY
CREDIT AGREEMENT

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Melissa Mullis
Name:	Melissa Mullis
Title:	Vice President

THE MOSAIC COMPANY
CREDIT AGREEMENT

BANK OF AMERICA, N.A., as a Lender, Swing Line Lender and L/C Issuer

By:	/s/ Nicholas Cheng
Name:	Nicholas Cheng
Title:	Director

THE MOSAIC COMPANY
CREDIT AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and L/C Issuer

By:	/s/ Nathan R. Rantala
Name:	Nathan R. Rantala
Title:	Managing Director

THE MOSAIC COMPANY
CREDIT AGREEMENT

COBANK, ACB, as a Lender

By:	/s/ Jared A. Greene
Name:	Jared A. Greene
Title:	Assistant Corporate Secretary

THE MOSAIC COMPANY
CREDIT AGREEMENT

BANK OF MONTREAL, as a Lender

By:	/s/ Andrew Berryman
Name:	Andrew Berryman
Title:	Director

THE MOSAIC COMPANY
CREDIT AGREEMENT

BNP PARIBAS, as a Lender

By:	/s/ Christopher Sked
Name:	Christopher Sked
Title:	Managing Director

By:	/s/ Nicolas Doche
Name:	Nicolas Doche
Title:	Vice President

THE MOSAIC COMPANY
CREDIT AGREEMENT

CITIBANK, N.A., as a Lender

By:	/s/ Michael Vondriska
Name:	Michael Vondriska
Title:	Vice President

THE MOSAIC COMPANY
CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Peter S. Predun
Name:	Peter S. Predun
Title:	Executive Director

THE MOSAIC COMPANY
CREDIT AGREEMENT

MUFG BANK, LTD., as a Lender

By:	/s/ Victor Pierzchalski
Name:	Vic Pierzchalski
Title:	Managing Director

THE MOSAIC COMPANY
CREDIT AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Daniel Beckwith
Name:	Daniel Beckwith
Title:	Senior Vice President

THE MOSAIC COMPANY
CREDIT AGREEMENT

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ David Vishny
Name:	David Vishny
Title:	Managing Director

THE MOSAIC COMPANY
CREDIT AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Adam J. Kultgen
Name:	Adam J. Kultgen
Title:	Vice President

THE MOSAIC COMPANY
CREDIT AGREEMENT

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sydney G. Dennis
Name:	Sydney G. Dennis
Title:	Director

THE MOSAIC COMPANY
CREDIT AGREEMENT

COÖPERATIEVE RABOBANK U.A., as a Lender

By:	/s/ Pacella Lehane
Name:	Pacella Lehane
Title:	Executive Director

By:	/s/ Kevin Chambers
Name:	Kevin Chambers
Title:	Vice President

THE MOSAIC COMPANY
CREDIT AGREEMENT

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Jacob Elder
Name:	Jacob Elder
Title:	Authorized Signatory

THE MOSAIC COMPANY
CREDIT AGREEMENT

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Jun Ashley
Name:	Jun Ashley
Title:	Director

THE MOSAIC COMPANY
CREDIT AGREEMENT

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as a Lender

By:	/s/ Michael Borowiecki
Name:	Michael Borowiecki
Title:	Authorized Signatory

THE MOSAIC COMPANY
CREDIT AGREEMENT

BANCO BRADESCO S.A., NEW YORK BRANCH, as a Lender

By:	/s/ Roberto E. Schwartz
Name:	Robert E. Schwartz
Title:	Dep. General Manager

By:	/s/ Amir da Silva
Name:	Amir da Silva
Title:	Operations Manager

THE MOSAIC COMPANY
CREDIT AGREEMENT

SCHEDULE 1.01

EXISTING LETTERS OF CREDIT

Beneficiary	Issuer	External Reference	Maturity Date	Currency	Total Amount
Lumbermans Mutual	Wells Fargo Bank	NZS649181	22-Oct-21	USD	$1,559,091.07
AIG/Chartis	Wells Fargo Bank	NZS649823	4-Nov-21	USD	$5,603,513.00
Old Republic	Wells Fargo Bank	IS0100766U	31-Oct-21	USD	$4,659,931.00

SCHEDULE 2.01A

COMMITMENTS AND APPLICABLE PERCENTAGES

Lender	Commitment	Applicable Percentage
Bank of America, N.A.	$150,000,000.00	6.000000000%
Wells Fargo Bank, National Association	$150,000,000.00	6.000000000%
CoBank, ACB	$500,000,000.00	20.000000000%
Bank of Montreal	$150,000,000.00	6.000000000%
BNP Paribas	$150,000,000.00	6.000000000%
Citibank, N.A.	$150,000,000.00	6.000000000%
JPMorgan Chase Bank, N.A.	$150,000,000.00	6.000000000%
MUFG Bank, Ltd.	$150,000,000.00	6.000000000%
PNC Bank, National Association	$150,000,000.00	6.000000000%
The Bank of Nova Scotia	$150,000,000.00	6.000000000%
U.S. Bank National Association	$150,000,000.00	6.000000000%
Barclays Bank PLC	$87,000,000.00	3.480000000%
Coöperatieve Rabobank U.A.	$87,000,000.00	3.480000000%
Goldman Sachs Bank USA	$87,000,000.00	3.480000000%
Sumitomo Mitsui Banking Corporation	$87,000,000.00	3.480000000%
The Toronto-Dominion Bank, New York Branch	$87,000,000.00	3.480000000%
Banco Bradesco S.A., New York Branch	$65,000,000.00	2.600000000%
Total	$2,500,000,000.00	100.000000000%

SCHEDULE 2.01B

SWING LINE COMMITMENTS

Lender	Swing Line Commitment
Bank of America, N.A.	$75,000,000

SCHEDULE 2.01C

LETTER OF CREDIT COMMITMENTS

Lender	Letter of Credit Commitment
Bank of America, N.A.	N/A – discretionary
Wells Fargo Bank, National Association	N/A – discretionary

SCHEDULE 5.01

SUBSIDIARIES

Company	Jurisdiction
Wholly owned subsidiaries
4160142 Canada, Ltd.	Canada
4379934 Canada Ltd.	Canada
Agrico Chemical Company	Delaware
Bayovar Holdings	Luxembourg
Big Bend Transfer Co., LLC	Delaware
Canadian Resources Limited Partnership	Saskatchewan
Cubatão Nitrogenados S.A.	Brazil
FerteCo Europa	Luxembourg
FMRP Inc.	Delaware
GNS II (U.S.) LLC	Delaware
IMC Asia Crop Nutrients pte Limited	Singapore
IMC Big Bend Inc.	Delaware
IMC Chemical North America LLC	Delaware
IMC Global (Barbados) Ltd.	Barbados
Innovative Land Management, LLC	Delaware
Industria de Fosfatados Catarinese Ltda	Brazil
Mid-Florida Farming, LLC	Delaware
MOS Insurance Company	Vermont
Mosaic Ag Innovation Solutions, LLC	Delaware
Mosaic Berg B.V.	Netherlands
Mosaic Brazil Fertilizantes B.V.	Netherlands
Mosaic Canada Crop Nutrition, LP	Manitoba
Mosaic Canada Logistics ULC	Alberta
Mosaic Canada ULC	Nova Scotia
Mosaic Crop Nutrition, LLC	Delaware
Mosaic de Argentina S.A.	Argentina
Mosaic de Chile Fertilizantes Limitada	Chile
Mosaic Esterhazy B.V.	Netherlands
Mosaic Esterhazy Holdings ULC	Canada
Mosaic Esterhazy ULC	Canada
Mosaic Feed Ingredients Limited	Canada
Mosaic Fertilizantes do Brasil Ltda.	Brazil
Mosaic Fertilizantes Limited	Bahamas
Section 5.01 - Page 1

Company	Jurisdiction
Wholly owned subsidiaries
Mosaic Ferrtilizantes Netherlands C.V.	Netherlands
Mosaic Fertilizantes P&K Ltda	Brazil
Mosaic Fertilizantes Paraguay S.R.L.	Paraguay
Mosaic Fertilizer International Holdings B.V.	Netherlands
Mosaic Fertilizer, LLC	Delaware
Mosaic Fertilizers (Beijing) Co., Ltd.	China
Mosaic Fertilizers (Hong Kong) Limited	Hong Kong
Mosaic Fertilizers (Qinhuangdao) Co., Ltd.	China
Mosaic Fertilizers (Yantai) Co., Ltd.	China
Mosaic Global Dutch Holdings B.V.	Netherlands
Mosaic Global Holdings Inc.	Delaware
Mosaic Global Netherlands B.V.	Netherlands
Mosaic Global Operations Inc.	Delaware
Mosaic Global Phosphates B.V.	Netherlands
Mosaic Global Sales, LLC	Delaware
Mosaic I (Canada) Holdings ULC	Nova Scotia
Mosaic India Private Limited	India
Mosaic International Australia Pty Limited	Australia
Mosaic Phosphates B.V.	Netherlands
Mosaic Potash B.V.	Netherlands
Mosaic Potash Brazil B.V.	Netherlands
Mosaic Potash Carlsbad Inc.	Delaware
Mosaic Potash Colonsay ULC	Nova Scotia
Mosaic Potash Esterhazy Limited Partnership	Saskatchewan
Mosaic Potássio Mineração Ltda	Brazil
Mosaic Sulphur Holdings LLC	Delaware
Mosaic USA Holdings Inc.	Delaware
Mosaic USA LLC	Delaware
MV Fertilizer Netherlands B.V.	Netherlands
ONTI Holdings ULC	British Columbia
Phosphate Acquisition Partners L.P.	Delaware
PRP-GP LLC	Delaware
Sarabhumi Resources (Private) Limited	Sri Lanka
South Ft. Meade Land Management, Inc.	Delaware
Stillwater Preserve Development, LLC	Delaware
Tampa Port Services, LLC	Delaware
The Vigoro Corporation	Delaware
Vigindustries Inc.	Delaware

Section 5.01 - Page 2

Company	Jurisdiction
Other subsidiaries (percentage interest)
Compañia Minera Miski Mayo S.R.L. (75%)	Peru
Fospar S.A. (62.05%)	Brazil
MVM Resources International B.V. (75%)	Netherlands
South Ft. Meade General Partner, LLC (49%)	Delaware
South Ft. Meade Partnership, L.P. (35%)	Delaware
Gulf Marine Solutions, LLC[1]	Delaware
Terras Brasil Administração de Imóveis Ltda (49%)	Brazil
1 Indirectly owned 50% by The Mosaic Company.
Section 5.01 - Page 3

SCHEDULE 7.01

CERTAIN EXISTING INDEBTEDNESS

	Country	Outstanding as of June 30, 2021
Short Term & Long Term Debt
7.30% Debenture, Due 1/2028	US	$147,142,000
Bahia & Betty Time Charter	US	$3,882,575
Miski Mayo BOOT	Peru	$32,518,589
Debenture - Single issuance and Non-Convertible	Brazil	$34,367,459
MUTUO FERTIPAR / FOSPAR	Brazil	$1,700,567
8% per annum - Escrow	Brazil	$1,112,050
Finance Leases	US	$164,782,185
Finance Leases	Canada	$44,423,344
Finance Leases	Brazil	$22,578,710
Finance Leases	Peru	$1,469,463
Finance Leases	India	$100,012

L/Cs
EPA and FDEP - Outside Revolver	US	$50,000,000
Royal Trust	Canada	$4,828,481
Various	India	$46,542,576

Guarantee Letter
Scotia Bank	Peru	$28,707,335
Various	Brazil	$66,817,330

Risk Sharing
Various	Brazil	$2,178,879
Various	Brazil	$29,299,073

Off-Balance Sheet
Account Receivables Sales	Canada	$86,349,794

SCHEDULE 7.02A
CERTAIN EXISTING LIENS
Other

Right of First Refusal by and between Mosaic Fertilizer, LLC (successor by merger to IMC-Agrico Company) and Dennis Carlton dated May 25, 2004, located in Manatee County, Florida, recorded in OR Book 01952, pages 6891-6894.
Option to Purchase in favor of Dennis Carlton by Mosaic Fertilizer, LLC, (successor by merger to IMC-Agrico Company) dated May 25, 2004 located in Manatee County, recorded in OR Book 1952, pages 6888-6890 in exchange for waiver of setback.
Reconveyance of approximately 80 acres located in Hardee County, Florida after reclamation of said property by Mosaic Fertilizer, LLC to Edward S. Schontag and Harriet Schontag pursuant to an Agreement for Sale and Purchase of Real Property made and entered into April 15, 1996 by and between Mosaic Fertilizer, LLC (successor by merger to IMC-Agrico Company).
Reservations and right of first offer contained in that certain Warranty Deed from Robert M. O’Neal and Dada L. O’Neal to South Ft. Meade Land Management, Inc. (successor to CF Industries, Inc.) recorded in Hardee County on September 30, 1999 in Book 577, Page 492.
Reservations and right of first offer contained in that certain Warranty Deed from Jay A. Clark, III and Linda G. Clark to South Ft. Meade Land Management, Inc. (successor to CF Industries, Inc.) recorded in Hardee County on September 30, 1999 in Book 577, Page 487.
Reservations and right of first offer contained in that certain Warranty Deed from Jason C. Clark and Holly J. Clark to South Ft. Meade Land Management, Inc. (successor to CF Industries, Inc.) recorded in Hardee County on September 30, 1999 in Book 577, Page 482.
Option to Purchase Real Estate in favor of Reaphook, Inc. by South Ft. Meade Land Management, Inc. (successor to CF Industries, Inc.) recorded in Hardee County on April 26, 2013 as Instrument No. 201325002420.
Agreement for Waiver of Setback Requirements and Option for Sale and Purchase of Real Property in favor of Scott and Kay Varnum by Mosaic Fertilizer, LLC (successor by merger to IMC-Agrico Company) dated March 7, 2000.
Right of first refusal in favor of Hopewell Land Partners, Ltd. by Mosaic Fertilizer, LLC (successor to IMC Fertilizer, Inc.) contained in Lease dated October 3, 1989, as amended.
Right of first refusal upon certain sales of Mosaic Fertilizer, LLC’s Big Bend, Gibsonton, Florida port under Ground Lease dated as of February 19, 2001 between Mosaic Fertilizer, LLC (as successor by merger to IMC Phosphates Company) and Big Bend Transfer Co., LLC, as amended by First Amendment dated as of February 19, 2001.
Reconveyance of approximately 17,500 acres located in Hardee County, Florida after reclamation of said property by Mosaic Fertilizer, LLC to Doyle E. Carlton, III, Susan Carlton Smith, and Jane Carlton Durando pursuant to an Option Agreement, as amended, made and entered into June 28, 1990 by and between Mosaic Fertilizer, LLC (successor by merger to IMC-Agrico Company).
The outstanding balance for the Fertiza escrow account is USD 1,112,050.32 as of 06/30/2021 (the escrow account refers to tax liabilities on the acquisition of Fertiza in Brazil).
Personal Property Security Agreement filed by Bank of Montreal against Mosaic Canada ULC on January 6, 2011, in the province of Saskatchewan as Registration No. 300674353.
Schedule 7.02A - Page 1

Mortgage given by Mosaic Fertilizer, LLC to the Board of Trustees of the Internal Improvement Trust Fund of the State of Florida, dated July 23, 2012, filed in Polk County, Florida (Parcel No. AGR-PC-024 and AGR-PC-L)
Rights of first refusal related to real property located near Belle Plaine, SK facility contained in agreements with Hutterian Brethren Church of Belle Plaine Inc.
Financing Statement filed with the Delaware Department of State on January 3, 2020, as U.C.C. Initial Filing No. 2020 0067274 by Brightfield Trading B.V. (“Brightfield”) against all of Mosaic Global Sales, LLC’s (“MGS”) right, title and interest in, to and under the Commodities sold and purchased pursuant to each Purchase Contract governed by the Commodity Forward Terms, dated as of January 3, 2020, between, among others, Brightfield and MGS.
Financing Statement filed with the Delaware Department of State on January 3, 2020, as U.C.C. Initial Filing No. 2020 0067258 by Brightfield against all of Mosaic Crop Nutrition, LLC’s (“MCN”) right, title and interest in, to and under the Commodities sold and purchased pursuant to each Purchase Contract governed by the Commodity Forward Terms, dated as of January 3, 2020, between, among others, Brightfield and MCN.
Financing Statement filed with the Delaware Department of State on January 3, 2020, as U.C.C. Initial Filing No. 2020 0067266 by Brightfield against all of Mosaic Fertilizer, LLC’s (“MFL”) right, title and interest in, to and under the Commodities sold and purchased pursuant to each Purchase Contract governed by the Commodity Forward Terms, dated as of January 3, 2020, between, among others, Brightfield and MFL.
Option to purchase approximately 244 acres of real property located in Hardee County in favor of Hardee County by Mosaic Fertilizer, LLC (successor to Cargill Fertilizer, Inc.) provided for in that certain Hardee County Resolution No. 1998-49 dated August 6, 1998.
Option to purchase approximately 90 acres of real property located in Hardee County in favor of Hardee County by Mosaic Fertilizer, LLC provided for in that certain Local Development Agreement for Ona Mine – Hardee County dated July 10, 2018 and recorded as Inst. Number 201825004769 with the Hardee County, Florida Clerk of Courts.
Restrictive covenants, conditions and easements contained in those certain declarations for APM Groves and Town Creek Ranch related to certain parcels of land located in Hardee County, Florida.
Due to existing laws in Brazil limiting foreign ownership of rural land properties, certain properties which constitute rural lands on which the Borrower or its Subsidiaries operate in Brazil are or may be subject to Liens for purposes of compliance with such laws.
Schedule 7.02A - Page 2

SCHEDULE 7.02C

AGREEMENTS WITH RESTRICTIONS ON SUBSIDIARIES
Other

Mosaic India Private Limited (MIPL), as borrower under a Facility Letter dated November 29, 2007 (as amended February 8, 2016) between MIPL and The Bank of Nova Scotia, agreed not to create any mortgage, pledge or lien or any other encumbrances in respect of any of its properties and assets, nor factor nor assign any accounts receivable nor future receivables without the consent of The Bank of Nova Scotia.

SCHEDULE 10.02

ADMINISTRATIVE AGENT'S OFFICE;
CERTAIN ADDRESSES FOR NOTICES

[On File with the Administrative Agent]
Schedule 10.02 - Page 1

SCHEDULE 10.06

VOTING PARTICIPANTS

Voting Participant	Revolving Participation	Applicable Voting Percentage
AgFirst Farm Credit Bank	$68,000,000.00	2.720000000%
Farm Credit Bank of Texas	$68,000,000.00	2.720000000%
Farm Credit Mid-America, PCA	$50,000,000.00	2.000000000%
Farm Credit Services of America, PCA	$50,000,000.00	2.000000000%
AgCountry Farm Credit Services, FLCA	$40,000,000.00	1.600000000%
GreenStone Farm Credit Services, FLCA	$40,000,000.00	1.600000000%
Capital Farm Credit, FLCA	$25,000,000.00	1.000000000%
Compeer Financial, FLCA	$20,000,000.00	0.800000000%
Farm Credit of New Mexico, FLCA, a wholly owned subsidiary of Farm Credit of New Mexico, ACA	$12,000,000.00	0.480000000%
Farm Credit West, ACA	$11,000,000.00	0.440000000%
Farm Credit East, ACA	$10,000,000.00	0.400000000%
Northwest Farm Credit Services, PCA	$10,000,000.00	0.400000000%
AgChoice Farm Credit, ACA	$6,000,000.00	0.240000000%

EXHIBIT A

FORM OF LOAN NOTICE

Date: ___________, _____2

To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of August 19, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Mosaic Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto.

The undersigned hereby requests (select one)3:

Revolving Facility

Indicate: Borrowing or Conversion or Continuation	Indicate: Requested Amount	Indicate: Base Rate Loan or Eurodollar Rate Loan	For Eurodollar Rate Loans Indicate: Interest Period (e.g. 1, 3 or 6 month interest period)

2 Note to Borrower. All requests submitted under a single Loan Notice must be effective on the same date. If multiple effective dates are needed, multiple Loan Notices will need to be prepared and signed.
3 Note to Borrower. For multiple borrowings, conversions and/or continuations for a particular facility, fill out a new row for each borrowing/conversion and/or continuation.

The Committed Borrowing, if any, requested herein complies with the provisos to the first sentence of Section 2.01 of the Agreement.

THE MOSAIC COMPANY, a Delaware corporation

By:
Name:
Title:

EXHIBIT B

FORM OF SWING LINE LOAN NOTICE

Date: ___________, _____

To:	Bank of America, N.A., as Swing Line Lender Bank of America, N.A. as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 19, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Mosaic Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto.
The undersigned hereby requests a Swing Line Loan:

1.	On	(a Business Day)
2.	In the amount of $	.
The Swing Line Borrowing requested herein complies with the requirements of the provisos to the first sentence of Section 2.04(a) of the Agreement.

THE MOSAIC COMPANY, a Delaware corporation

By:
Name:
Title:

EXHIBIT C

Florida Documentary Stamp Tax in the amount of $2,450.00 has been paid on the Agreement (as defined below) evidencing a syndicated credit facility in an aggregate original principal amount of $2,500,000 in accordance with Section 201.08(1)(a) of the Florida Statutes. This Note is being issued in conjunction with the Agreement and not money in addition to the syndicated credit facility amount provided in the Agreement.

FORM OF NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to _____________________ or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of each Loan from time to time made by the Lender to the Borrower under that certain Credit Agreement, dated as of August 19, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among the Borrower, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto.
The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. Except as otherwise provided in Section 2.04(f) of the Agreement with respect to Swing Line Loans, payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s Office. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.
This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
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THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

THE MOSAIC COMPANY, a Delaware corporation

By:
Name:
Title:

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

Check for distribution to PUBLIC and Private side Lenders[4]

Financial Statement Date: , ____
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 19, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Mosaic Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto.
The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the ____
____________________ of the Borrower, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1. The Borrower has delivered the year-end audited financial statements required by Section 6.01(c) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1. The Borrower has delivered the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such financial statements have been prepared in accordance with GAAP and certified by the chief financial officer of the Borrower that they fairly present, in all material respects, the financial condition of the Borrower and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and the absence of footnote disclosure.
2. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by such financial statements, and
4 If this is not checked, this compliance certificate will only be posted to Private side Lenders.

[select one:]
[such review has not disclosed the existence during or at the end of such accounting period, and the undersigned does not have knowledge of the existence as at the date hereof, of any condition or event that constitutes a Default.]
--or--
[to the best knowledge of the undersigned, during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such condition or event that constitutes a Default and its nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto:]
3. The financial covenant analysis and information set forth on Schedule 1 attached hereto is true and accurate on and as of the date of this Compliance Certificate.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of , .

THE MOSAIC COMPANY, a Delaware corporation

By:
Name:
Title:

For the quarter/year ended ___________________

SCHEDULE 1
to the Compliance Certificate

See attached.

EXHIBIT E-1
ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]5 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]6 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]7 hereunder are several and not joint.]8 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto in the amount[s] and equal to the percentage interest[s] identified below of all the outstanding rights and obligations under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swing Line Loans included in such facilities9) and (ii) to the extent permitted to be assigned under Applicable Law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]
5 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.
6 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.
7 Select as appropriate.
8 Include bracketed language if there are either multiple Assignors or multiple Assignees.
9 Include all applicable subfacilities.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	The Mosaic Company, a Delaware corporation

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.
Credit Agreement: Credit Agreement, dated as of August 19, 2021, among The Mosaic Company, a Delaware corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Seing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto.

6.	Assigned Interest[s]:

Assignor[s][10]	Assignee[s][11]	Facility Assigned[12]	Aggregate Amount of Commitment for all Lenders[13]	Amount of Commitment Assigned	Percentage Assigned of Commitment[14]	CUSIP Number

		___________	$__________	$_________	_________%
		___________	$__________	$_________	_________%
		____________	$__________	$_________	__________%
[7. Trade Date: __________________]15
Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

10 List each Assignor, as appropriate.
11 List each Assignee and, if available, its market entity identifier, as appropriate.
12 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.
13 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
14 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
15 To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR[S][16]
[NAME OF ASSIGNOR]

By:
Name:
Title:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE[S][17]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Name:
Title:

16 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
17 Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and] Accepted:[18]

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to:][19]

[NAME OF RELEVANT PARTY], as [ ]

By:
Name:
Title:

18 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
19 To be added only if the consent of the Borrower and/or other parties (e.g. Swing Line Lender, L/C Issuer[s]) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.
1.1. Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents [or any collateral thereunder], (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee.
(1) [The][Each] Assignee represents and warrants that:
(i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement;
(ii) it meets all the requirements to be an assignee under Section 10.06(b)(iii) and (v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.06(b)(iii) of the Credit Agreement);
(iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder;
(iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type;
(v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest;

(vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest; and
(vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee;
(2) [The][Each] Assignee agrees that:
(i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; and
(ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.;
[(3) [The][Each] Assignee (x) represents and warrants, as of the Effective Date, to, and (y) covenants, from the Effective Date to the date such Person ceases being a Lender party to the Credit Agreement, for the benefit of, [the][each] Assignor, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i) [the][such] Assignee is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments;
(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to [the][such] Assignee’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and the Credit Agreement and acquisition and holding of the Assigned Interest;
(iii) (A) [the][such] Assignee is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of [the][such] Assignee to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and the Credit

Agreement and acquire and hold the Assigned Interest, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and the Credit Agreement and the acquisition and holding of the Assigned Interest satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of [the][such] Assignee, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to [the][such] Assignee’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and the Credit Agreement and acquisition and holding of the Assigned Interest; or
(iv) such other representation, warranty and covenant as may be agreed in writing between the Assignor, in its sole discretion, the Administrative Agent, in its sole discretion, and [the][such] Assignee.20
(4) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (3) is true with respect to [the][an] Assignee or (2) [the][such] Assignee has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (3), [the][such] Assignee further (x) represents and warrants, as of the Effective Date, to, and (y) covenants, from the Effective Date to the date such Person ceases being a Lender party to the Credit Agreement, for the benefit of, [the][each] Assignor, the Administrative Agent and the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that none of [the][any] Assignor, the Administrative Agent or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of [the][such] Assignee involved in the Loans, the Letters of Credit, the Commitments or the Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under the Credit Agreement, any Loan Document or any documents related thereto).]21
2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.
20 This “escape-hatch” provision is expected to be used only in rare instances where a party cannot comply with the other representations and covenants as drafted or in the event substantive ERISA provisions are later amended or modified.
21 If the Credit Agreement contains these ERISA-related Lender representations, bracketed text is not required to be included in the form of Assignment and Assumption Agreement. However, if new lenders are entering the Credit Agreement pursuant to an amendment, amendment and restatement, incremental facility or otherwise, and the Credit Agreement does not contain these ERISA-related Lender representations, the form of Assignment and Assumption Agreement should be modified to include the bracketed language.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E-2

FORM OF ADMINISTRATIVE QUESTIONNAIRE

[To be provided.]

EXHIBIT F

FORM OF LETTER OF CREDIT REPORT

Date:	, 20_____

TO:	Bank of America, N.A., as Administrative Agent

Re:
Credit Agreement, dated as of August 19, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, (the “Agreement”); the terms defined therein being used herein as therein defined), among The Mosaic Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto.

The undersigned, [insert name of L/C Issuer] (the “L/C Issuer”) hereby delivers this report to the Administrative Agent, pursuant to the terms of Section 2.03(r) of the Credit Agreement.
The L/C Issuer plans to issue, amend, renew, increase or extend the following Letter(s) of Credit on [insert date].

L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

[The L/C Issuer made a payment, with respect to L/C No. [_______], on [insert date] in the amount of [[$]_____________].]
[The Borrower failed to reimburse the L/C Issuer for a payment made in the amount of [$][insert amount of such payment] pursuant to L/C No. [______] on [insert date of such failure], with respect to L/C No. [_______].]

Set forth in the table below is a description of each Letter of Credit issued by the undersigned and outstanding on the date hereof.

L/C No.	Maximum Face Amount	Current Face Amount	Currency	Financials or Performance SBLC	Beneficiary Name	Issuance Date	Expiry Date	Auto Renewal	Date of Amendment	Amount of Amendment

Delivery of an executed counterpart of a signature page of this notice by fax transmission or other electronic mail transmission (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this notice.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

[L/C ISSUER],
as [an] L/C Issuer

By:
Name:
Title:

EXHIBIT G-1

Form of
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of August 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Mosaic Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender, and the other L/C Issuers from time to time party thereto.
Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20___

U.S. Tax Compliance Certificate

EXHIBIT G-2

Form of
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of August 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Mosaic Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender, and the other L/C Issuers from time to time party thereto.
Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E (or W-8BEN, as applicable). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20___

U.S. Tax Compliance Certificate

EXHIBIT G-3

Form of
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of August 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Mosaic Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender, and the other L/C Issuers from time to time party thereto.
Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:	, 20___

U.S. Tax Compliance Certificate

EXHIBIT G-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the Credit Agreement dated as of August 19, 2021 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among The Mosaic Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, an L/C Issuer and Swing Line Lender, and the other L/C Issuers from time to time party thereto.
Pursuant to the provisions of Section 3.01(g) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E (or W-8BEN, as applicable) or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E (or W-8BEN, as applicable) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:	, 20___

U.S. Tax Compliance Certificate

EXHIBIT H

FORM OF NOTICE OF LOAN PREPAYMENT

Date: ___________, _____22
To: Bank of America, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of August 19, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Mosaic Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto.
The Borrower hereby requests to prepay23:
Revolving Facility

Indicate: Requested Amount	Indicate: Base Rate Loan or Eurodollar Rate Loan	For Eurodollar Rate Loans Indicate: Interest Period (e.g. 1, 3 or 6 month interest period)

THE MOSAIC COMPANY, a Delaware corporation

By:
Name:
Title:

22 Note to Borrower. All prepayments submitted under a single Notice of Loan Prepayment must be effective on the same date. If multiple effective dates are needed, multiple Notice of Loan Prepayment will need to be prepared and signed.
23 Note to Borrower. Complete a new row for each Committed Borrowing being prepaid.

EXHIBIT I

FORM OF VOTING PARTICIPANT NOTIFICATION

TO:	Bank of America, N.A., as Administrative Agent The Mosaic Company, as Borrower

RE:
Credit Agreement, dated as of August 19, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among The Mosaic Company, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other L/C Issuers from time to time party thereto.

DATE:	[Date]

Pursuant to Section 10.06(g) of the Credit Agreement, the Lender identified below (the “Voting Participation Seller”) hereby notifies the Borrower and the Administrative Agent that (a) it is a Farm Credit Lender and (b) it is selling a participation and is designating the purchasing Participant identified below (the “New Voting Participant”) as being entitled to be accorded the rights of a Voting Participant under the Credit Agreement.24

Voting Participation Seller:
New Voting Participant information:[25]
Full Legal Name:
Amount of participation (including the applicable facility):
Corresponding applicable percentage:

24 NTD: Separate chart to be included for assignments of voting participation interests in separate tranches.
25 Voting Participants must be Farm Credit Lenders, have purchased one or more participations in the minimum aggregate amount of $5,000,000 as of the Effective Date and have received the written consent of the Borrower and the Administrative Agent to the extent required under the Credit Agreement.

This Voting Participant Notification is hereby agreed to:

VOTING PARTICIPATION SELLER

[NAME OF VOTING PARTICIPATION SELLER]

By:
Name:
Title:

[Consented to and] Acknowledged by:[26]

BANK OF AMERICA, N.A. as Administrative Agent

By:
Name:
Title:

Effective Date: _____________ ___, ____

[Consented to:

THE MOSAIC COMPANY as Borrower

By:
Name:
Title:][27]

26 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
27 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.